Exhibit 10.6

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of March 22, 2013

among

CRIMSON WINE GROUP, LTD,

PINE RIDGE WINERY, LLC,

CHAMISAL VINEYARDS, LLC,

and

DOUBLE CANYON VINEYARDS, LLC,

as Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

AMERICAN AGCREDIT, FLCA,

for itself, as a Lender and Swingline Lender and as Agent for all Lenders,

and

THE FINANCIAL INSTITUTIONS PARTY HERETO, as Lenders

AMERICAN AGCREDIT, FLCA AND COBANK, FCB,

as Joint Lead Arrangers and Bookrunners

SF:351321.6

SF:351321.6

i

ARTICLE IV	TAXES, YIELD PROTECTION AND ILLEGALITY	52
4.01	Taxes	52
4.02	Illegality	53
4.03	Increased Costs and Reduction of Return	53
4.04	Funding Losses	55
4.05	Inability to Determine Rates	55
4.06	Reserves on LIBOR Loans	56
4.07	Certificates of Lenders	56
4.08	Substitution of Lenders	56
4.09	Survival	56
ARTICLE V	CONDITIONS PRECEDENT	56
5.01	Conditions of Effectiveness	56
5.02	Conditions to All Credit Extensions	59
ARTICLE VI	REPRESENTATIONS AND WARRANTIES	60
6.01	Corporate Existence and Power	60
6.02	Corporate Authorization; No Contravention	61
6.03	Governmental Authorization	61
6.04	Binding Effect	61
6.05	Litigation	61
6.06	No Default	62
6.07	ERISA Compliance	62
6.08	Use of Proceeds; Margin Regulations	62
6.09	Real Property	62
6.10	Taxes	63
6.11	Financial Condition	63
6.12	Environmental Matters	64
6.13	Collateral Documents	64
6.14	Regulated Entities	64
6.15	No Burdensome Restrictions	64
6.16	Copyrights, Patents, Trademarks and Licenses, Etc.	65
6.17	Subsidiaries	65
6.18	Insurance	65
6.19	Solvency	65
6.20	Tax Shelter Regulations	65
6.21	Full Disclosure	66
6.22	Depository Accounts	66
6.23	Brokers’ Fees	66
6.24	Foreign Assets Control Regulations and Anti-Money Laundering	66
6.25	Patriot Act	66

SF:351321.6

ARTICLE VII	AFFIRMATIVE COVENANTS	67
7.01	Financial Statements	67
7.02	Certificates; Other Information	68
7.03	Notices	68
7.04	Preservation of Corporate Existence, Etc.	70
7.05	Maintenance of Property	70
7.06	Insurance	70
7.07	Payment of Obligations	71
7.08	Compliance with Laws	71
7.09	Compliance with ERISA	72
7.10	Inspection of Property and Books and Records	72
7.11	Environmental Laws	73
7.12	Use of Proceeds	73
7.13	Further Assurances	74
7.14	Cash Management Systems	74
7.15	Landlord Agreements	74
7.16	Environmental Matters	74
7.17	Condemnation	75
ARTICLE VIII	NEGATIVE COVENANTS	75
8.01	Limitation on Liens	75
8.02	Disposition of Assets	77
8.03	Consolidations and Mergers	78
8.04	Acquisitions; Loans and Investments	78
8.05	Limitation on Indebtedness	79
8.06	Transactions with Affiliates	79
8.07	Use of Proceeds	79
8.08	Contingent Obligations	79
8.09	Joint Ventures	80
8.10	Lease Obligations	80
8.11	Restricted Payments	80
8.12	Compliance with ERISA	81
8.13	Change in Business	81
8.14	Accounting Changes	81
8.15	Consolidated Working Capital Ratio	81
8.16	Leverage Ratio	81
8.17	Consolidated Adjusted Funded Debt to Consolidated Adjusted Total Capitalization Ratio	81
8.18	No Negative Pledges	82
8.19	Depository Account	82
8.20	OFAC; Patriot Act	82
8.21	Sale-Leasebacks	82

SF:351321.6

ARTICLE IX	EVENTS OF DEFAULT	82
9.01	Event of Default	82
9.02	Remedies	84
9.03	Rights Not Exclusive	85
ARTICLE X	AGENT	85
10.01	Appointment and Authorization; “Agent”	85
10.02	Delegation of Duties	86
10.03	Liability of Agent	86
10.04	Reliance by Agent	86
10.05	Notice of Default	87
10.06	Credit Decision	87
10.07	Indemnification of Related Persons	87
10.08	Agents in Individual Capacity	88
10.09	Successor Agent	88
10.10	Withholding Tax	88
10.11	Collateral Matters	90
10.12	Swap Obligations	90
10.13	Co-Agents	90
ARTICLE XI	MISCELLANEOUS	91
11.01	Amendments and Waivers	91
11.02	Notices	92
11.03	No Waiver; Cumulative Remedies	92
11.04	Costs and Expenses	92
11.05	Indemnity	93
11.06	Marshalling; Payments Set Aside	94
11.07	Successors and Assigns	94
11.08	Assignments, Participations, Etc.	95
11.09	Confidentiality	96
11.10	Set-off	97
11.11	Actions in Concert	97
11.12	Automatic Debits of Fees	97
11.13	Notification of Addresses, Lending Offices, Etc	97
11.14	Severability	98
11.15	No Third Parties Benefited	98
11.16	Governing Law and Jurisdiction	98
11.17	Waiver of Jury Trial; Judicial Reference	98
11.18	USA Patriot Act Notice	100
11.19	Entire Agreement	100
11.20	Counterparts; Facsimile Signatures	101

SF:351321.6

SCHEDULES

Schedule 2.01	Commitments and Pro Rata Shares
Schedule 6.05	Litigation
Schedule 6.07	ERISA
Schedule 6.09	Closing Date Mortgaged Properties
Schedule 6.17	Subsidiaries
Schedule 6.18	Insurance Matters
Schedule 6.22	Depository Accounts
Schedule 8.01	Permitted Liens
Schedule 8.02	Permitted Dispositions
Schedule 8.04	Existing Investments
Schedule 8.05	Existing Indebtedness
Schedule 8.08	Contingent Obligations
Schedule 11.02	Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A	Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance

SF:351321.6

  i

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of March 22, 2013, among Crimson Wine Group, Ltd., a Delaware corporation, Pine Ridge Winery, LLC, Chamisal Vineyards, LLC and Double Canyon Vineyards, LLC, each, a Delaware limited liability company (the foregoing, collectively “Borrowers” and each, a “Borrower”), Crimson Wine Group, Ltd., a Delaware corporation, as Borrower Representative, the other Persons party hereto from time to time that are designated as a “Credit Party,” those persons from time to time party to this Agreement as lenders (collectively, the “Lenders”; individually, each a “Lender”), and American AgCredit, FLCA, as Agent for the Lenders and for itself as a Lender (including as Swingline Lender) .

RECITALS

WHEREAS, Borrowers have requested that Lenders provide Borrowers with a senior secured credit facility in the maximum aggregate principal amount of up to Sixty Million Dollars ($60,000,000), consisting of a revolving credit facility in the maximum aggregate amount of Ten Million Dollars ($10,000,000) (which includes a letter of credit subfacility in the maximum amount of Two Million Dollars ($2,000,000)) and a term revolving credit facility in the maximum aggregate amount of Fifty Million Dollars ($50,000,000).

WHEREAS, Borrowers are willing to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of the Lenders, security interests in and liens upon its existing and after-acquired personal and real property.

WHEREAS, the Lenders are willing to provide such credit facilities upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms.  The following terms have the following meanings:

“Acceptable Broker-Dealer” means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Exchange Act, and (ii) whose long-term unsecured debt obligations shall have been given a rating of “A” or better by S&P, “A2” or better by Moody’s, or an equivalent rating by any other credit rating agency of recognized national standing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or a Subsidiary of a Borrower is the surviving entity.

 “Affected Lender” has the meaning specified in Section 4.08.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent” means American AgCredit, in its capacity as administrative agent and collateral for the Lenders, and any successor administrative agent and collateral agent appointed pursuant to Section 10.09.

“Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 or such other address within the continental United States as Agent may from time to time specify.

“Aggregate Excess Funding Amount” has the meaning specified in Section 2.21(c).

“Aggregate Term Revolving Loan Commitment” means, at any time, the aggregate Term Revolving Loan Commitments of all of the Lenders to make Term Revolving Loans at such time, which aggregate amount is Fifty Million Dollars ($50,000,000) as of the Closing Date.

“Aggregate Revolving Loan Commitment” means, at any time, the aggregate Revolving Loan Commitments of all of the Lenders to make Revolving Loans at such time, which aggregate amount is Ten Million Dollars ($10,000,000) as of the Closing Date.

“Agreement” has the meaning specified in the introductory paragraph.

“American AgCredit” means American AgCredit, FLCA.

“Applicable Margins” means, with respect to Revolving Loans, Term Revolving Loans, the Term Loan, the Revolving Loan Unused Line Fee, and the Term Revolving Loan Unused Line Fee, the respective credit spreads per annum set forth in the performance pricing grid set forth below, in accordance with the parameters for calculation and adjustment of such amount also set forth below.

PERFORMANCE PRICING GRID – REVOLVING LOAN, TERM REVOLVING LOANS, TERM LOAN AND UNUSED LINE FEES
Tier	Leverage Ratio	Revolving Loan LIBOR Margin	Revolving Loan Base Rate Margin	Revolving Loan Unused Line Fee	Term Revolving Loan/Term Loan LIBOR Margin	Term Revolving Loan/Term Loan Base Rate Margin	Term Revolving Loan Unused Line Fee
1	< 2.50	1.50%	0.50%	0.25%	1.625%	0.50%	0.25%
2	≥ 2.50 < 3.50	1.75%	0.75%	0.25%	1.875%	0.75%	0.25%
3	≥ 3.50 < 4.50	2.00%	1.00%	0.25%	2.125%	1.00%	0.25%
4	≥ 4.50	2.25%	1.25%	0.375%	2.375%	1.25%	0.375%

The Applicable Margins shall be determined and adjusted on the date (each a “Rate Calculation Date”) that is the first day of the month commencing after the date on which Borrowers provide the quarterly Compliance Certificate regarding the Leverage Ratio in accordance with the provisions of Section 7.01 (each a “Certificate Delivery Date”); provided that (a) the Applicable Margins during the period commencing on the Closing Date and continuing through the date of delivery of the Compliance Certificate for the period ending March 31, 2013 shall be at Tier 3, and (b) if Borrowers fail to provide the Compliance Certificate to Agent for any fiscal quarter as required by and within the time limits set forth in Section 7.01, then the Applicable Margins from the applicable date of such failure shall be based on Tier 4 until the first day of the month occurring after the appropriate Compliance Certificate is provided, whereupon the applicable tier shall be determined by the then current Leverage Ratio.  In addition, if an Event of Default occurs, then during the continuation thereof, the Applicable Margin shall be based on Tier 4 until such Event of Default is cured or waived.  Except to the extent otherwise provided above, each Applicable Margin shall be effective from one Rate Calculation Date until the next Rate Calculation Date.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.01 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) Borrowers shall immediately deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) Borrowers shall immediately pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit any rights or remedies of Agent or Lenders under any Loan Document and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Assignee” has the meaning specified in Section 11.08(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, the higher of:  (a) one half of one percent (0.50%) per annum in excess of the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as published from time to time in The Wall Street Journal, as the “Prime Rate.”  If said Prime Rate should be no longer published, Agent, in the exercise of reasonable judgment, shall substitute another reasonably comparable means of determining a prime rate. Agent will give Borrower notice of such substitution. In the event that the prime interest rate quoted in The Wall Street Journal is a split rate, the Prime Rate shall be the higher of the published rate, unless the rate charged by the majority of the 15 largest domestic banks is the lower rate, in which case Agent may charge the lower of the split rates. Each change in the Prime Rate will be effective on the day the change is published in The Wall Street Journal.

“Base Rate Loan” means a Revolving Loan, a Term Revolving Loan, a Term Loan, or an L/C Borrowing, in each case that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” or “Borrowers” has the meaning specified in the introductory paragraph hereof.

“Borrower Representative” has the meaning specified in Section 2.20.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to Borrowers on the same day by the Lenders or the Swingline Lender under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03 or Section 2.04.

“Breakage Fee” has the meaning specified in Section 2.11(e).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial lenders in New York City are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in London in the applicable offshore dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

 “Capital Lease Obligations” means, for any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of Agent, the Issuing Banks and the Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent and Issuing Banks (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have corresponding meaning.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guarantied or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of Two Hundred Fifty Million Dollars ($250,000,000) and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of Five Hundred Million Dollars ($500,000,000) and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Casualty Reserve” means an amount determined by Agent in its good faith credit judgment to reflect the impairment in value of any Mortgaged Property due to damage, destruction, or condemnation of such respect to any Mortgaged Property, and after taking into account any available insurance (including applicable deductibles and limits).

“Charge” has the meaning specified in Section 9.04.

“Code” means the Internal Revenue Code of 1986.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 or otherwise established by Agent are satisfied or waived by Agent and all Lenders.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Borrower or any Subsidiary of a Borrower in or upon which a Lien now or hereafter exists in favor of the Lenders, or Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such Person and delivered to Agent or the Lenders.

“Collateral Documents” means, collectively, (a) each Security Agreement, each Mortgage, each Depository Account Control Agreement, and all patent and trademark assignments, lease assignments, guarantees and other similar agreements between any Credit Party or any Subsidiary of a Credit Party and the Lenders, or Agent for the benefit of the Lenders, now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against any Credit Party or any Subsidiary of a Credit Party as debtor in favor of the Lenders, or Agent for the benefit of the Lenders, as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitments” means, collectively, the Revolving Loan Commitments and the Term Revolving Loan Commitments.

“Compliance Certificate” means a certificate executed by a Responsible Officer of Borrower Representative, in substantially the form of Exhibit C, certifying Borrowers’ compliance with the financial covenants set forth in Sections 8.15, 8.16, and 8.17.

“Consolidated Adjusted EBITDA” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, the sum (without duplication) of:  (a) Consolidated Net Income; plus (b) the sum of (i) Federal, state, local, and foreign income taxes, (ii) interest expense (including the implicit interest portions of any capitalized lease obligations), (iii) depreciation and amortization, (iv) non-cash losses on asset sales, (v) deferred revenue and (vi) all other non-cash expenses; minus (c) the sum of (i) non-operating gains (including gains on asset sales (other than sales of inventory)), extraordinary or nonrecurring gains, gains from discontinuance of operations, (ii) non-operating losses, and (iii) deferred revenue, in each case to the extent included in Consolidated Adjusted EBITDA in any prior period.

“Consolidated Adjusted Tangible Net Worth” means, as of any date of determination, Consolidated Net Worth minus the sum of Intangible Assets of Borrowers and their Subsidiaries.

“Consolidated Adjusted Total Capitalization” means, as of any date of determination, the sum of Consolidated Adjusted Funded Debt and Consolidated Adjusted Tangible Net Worth.

“Consolidated Adjusted Funded Debt” means, as at any date of determination, for Borrowers and their Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but excluding obligations to trade creditors incurred in the ordinary course of business), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all Capital Lease Obligations, (d) amounts owing under the Obligations, and (e) any Contingent Obligations of Borrowers and their Subsidiaries where the underlying primary obligations are of a type referred to in the foregoing clauses of this definition.

“Consolidated Current Assets” means, as at any date of determination, all current assets of Borrowers and their Subsidiaries, as determined in accordance with GAAP.

“Consolidated Current Liabilities” means, as at any date of determination, all current liabilities of Borrowers and their Subsidiaries, as determined in accordance with GAAP.

 “Consolidated Net Income” means, for any period, on a consolidated basis, the net income, if any, of Borrowers and their Subsidiaries, determined in accordance with GAAP.

“Consolidated Net Worth” means, as at any date of determination, Consolidated Total Assets minus Consolidated Total Liabilities.

“Consolidated Total Assets” means, as at any date of determination, all assets of Borrowers and their Subsidiaries, as determined in accordance with GAAP.

“Consolidated Total Liabilities” means, as at any date, on a consolidated basis, all liabilities of Borrowers and their Subsidiaries, as determined in accordance with GAAP.

“Consolidated Working Capital Ratio” means the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.  The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and, in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.06, Borrowers (a) convert Loans of one Type to another Type, or (b) continue as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Parties” means each Borrower and each other Person (a) that executes a guaranty of the Obligations, (b) that grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (c) all of the Stock of which is pledged to Agent for the benefit of the Lenders.

“CWG” means Crimson Wine Group, Ltd., a Delaware corporation, together with any successors and permitted assigns.

 “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means, for any Loan or other Obligation, two percent (2.0%) per annum in excess of the rate of interest otherwise applicable thereto; provided that, for any Obligation not bearing a stated rate of interest, the Default Rate shall be two percent (2.0%) per annum in excess of the applicable interest rate for Term Revolving Loans/Term Loans applying Tier 4 of the performance pricing grid set forth in the definition of “Applicable Margin.”

“Depository Account” means a bank account, deposit account, securities account, or a similar type of account in which any funds or investments or held.

“Depository Account Control Agreement” means an agreement in form and substance satisfactory to Agent among Agent, the applicable Credit Party, and each bank or other depository institution at which any Depository Account is maintained pursuant to which such bank or institution agrees that it has no lien upon or right of set off against any funds in such Depository Account (other than customary exceptions for overdrafts and account fees) and that Agent has control of such Depository Account (subject to the Credit Party’s right to use funds in the Depository Account until such time as Agent delivers a notice revoking such right) and that contains such other provisions as Agent shall require.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means (a) with respect to any Revolving Loans, Swingline Loans or Term Revolving Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans, Swingline Loans or Term Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000), provided, that such bank is acting through a branch or agency located in the United States; (c) any member institution of the Farm Credit System, (d) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Exchange Act), and that extends credit or buys loans for commercial purposes as one of its businesses, including insurance companies, mutual funds and lease financing companies; and (e) any existing Lender (other than a other than a Non-Funding Lender).  No Borrower nor any Affiliate of a Borrower shall be an Eligible Assignee.

“Environmental Claim” means any claim, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Laws, or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), Remedial Action costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon a Release at, in, or from any Mortgaged Property.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health and safety matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Environmental Liabilities” means all liabilities for an Environmental Claim (including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Laws or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of any Mortgaged Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

“Fee Letter” means that certain letter dated as of January 16, 2013 between Agent and Borrower Representative.

“Fixed Rate Loan” means a portion of the Term Loan that Borrowers have elected to bear interest at a fixed rate in accordance with Section 2.06(i).

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Honor Date” has the meaning specified in Section 3.03(b).

“Indebtedness” of any Person means (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but excluding obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all guaranteed Indebtedness (without duplication of the Indebtedness of any other Credit Party), (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vii) the Obligations.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in Section 7.01(a).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intangible Assets” means, with respect to Borrowers on a Consolidated basis, any patents, trademarks, copyrights, trade names, licenses, operating agreements, deferred or capitalized research and development costs, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, deferred research and development costs, any write-up of asset value, and any other assets treated as intangible assets under GAAP.

“Interest Payment Date” means, as to any Loan other than a Base Rate Loan or a Fixed Rate Loan, the last day of each Interest Period applicable to such Loan and each date such Loan is converted into another Type of Loan and, as to any Base Rate Loan or Fixed Rate Loan, the last Business Day of each calendar quarter; provided, that for any six-month Interest Period for a LIBOR Loan, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that (a)  if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Loan Termination Date, no Interest Period for any Term Revolving Loan shall extend beyond the Term Revolving Loan Termination Date and no Interest Period for the Term Loan shall extend beyond the Term Loan Maturity Date.

“Investments” has the meaning specified in Section 8.04.

 “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” has the meaning specified in Section 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, or otherwise amend such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Banks” means Agent or any Lender in such Person’s capacity as issuers or guarantors of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under Section 10.01(b).

“Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by a Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Banks, as the Issuing Banks shall request.

“L/C Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Banks, as the Issuing Banks shall request.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03(c).

“L/C Commitment” means the commitment of the Issuing Banks to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit  from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the amount of Two Million Dollars ($2,000,000), as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.07; provided, that the L/C Commitment is a part of the Revolving Commitment, rather than a separate, independent commitment.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any Issuing Bank’s standard form documents for letter of credit issuances.

“Lender” has the meaning specified in the introductory clause hereto and shall include each Person who owns or holds any of the Obligations hereunder, whether as original signatory or pursuant to assignment and shall include each Revolving Lender and each Term Revolving Lender and, where applicable, the Swap Lender.  References to the “Lenders” shall include American AgCredit, including in its capacity as Issuing Bank and Swingline Lender; for purposes of clarification only, to the extent that American AgCredit may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Bank or Swingline Lender, its status as such will be specifically referenced.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 11.02, or such other office or offices within the continental United States as the Lender may from time to time notify Agent.

“Letter of Credit Fee” has the meaning specified in Section 3.08(a).

“Letters of Credit” means any standby or commercial letters of credit Issued by the Issuing Banks pursuant to Article III.

“Leverage Ratio” means, as of any date or for any period, as of such date or the end of such period, the ratio of (a) Consolidated Adjusted Funded Debt on such date or the last day of such period to (b) Consolidated Adjusted EBITDA for the twelve month period ending on such date or the last day of such period.

“LIBOR” means for any Interest Period:  (a) with respect to LIBOR Loans comprising part of the same Borrowing, the rate of interest per annum determined by Agent to be the rate of interest per annum (rounded upward to the nearest 1/100th of 1%) appearing on the Reuters Page 3750 (as defined below) for deposits in Dollars in the approximate amount of the LIBOR Loan to be made, continued or converted by Agent and having a maturity most comparable to such Interest Period, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, subject to clause (b) below; or (b) if for any reason the rate is not available as provided in the preceding clause (b) of this definition, “LIBOR” instead means the rate of interest per annum determined by Agent as the rate of interest at which deposits in Dollars in the approximate amount of the LIBOR Loan to be made, continued or converted by Agent, and having a maturity most comparable to such Interest Period, would be offered by Agent to major lenders in the London interbank market or other applicable interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.  As used in this definition, “Reuters Page 3750” means the display designated as “3750” on the Reuters Trader North America Service (formerly known as the Telerate Service) or any replacement page or successor page thereof.

“LIBOR Loan” means a Revolving Loan, a Term Revolving Loan, or a Term Loan that bears interest based on the LIBOR.

“Lien” means any security interest, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (consensual, statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law), but not including the interest of a lessor under an operating lease.

“Liquidity Amount” means, as of the close of business on any date of determination thereof, the sum (without duplication) of (a) the aggregate of the freely available and unencumbered cash and Cash Equivalents of Borrowers as of such date plus (b) the aggregate Commitments as of such date exceed the outstanding principal balance of the Revolving Loans and the Term Revolving Loans as of such date.

 “Loan” means an extension of credit by a Lender to Borrowers under Article II, and may be a Base Rate Loan, a LIBOR Loan or a Fixed Rate Loan (each, a “Type” of Loan), and includes any Swingline Loan, Revolving Loan, Term Revolving Loan, Term Loan, or L/C Borrowing.

“Loan Documents” means this Agreement, any Notes, the Collateral Documents, the L/C-Related Documents, each Swap Agreement and all other documents delivered to Agent or any Lender in connection with the transactions contemplated by this Agreement.

“Majority Lenders” means at any time Lenders then holding more than fifty percent (50%) of the then aggregate unpaid principal amount of the Loans and the L/C Obligations, or, if no such principal amount or L/C Obligations is then outstanding, Lenders then having more than fifty percent (50%) of the Commitments; provided that if there are only two Lenders, then Majority Lenders shall mean both Lenders so long as each Lender holds twenty-five percent (25%) or more of the applicable Obligations or Commitments.

“Majority Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding L/C Obligations, amounts of participations in Swingline Loans and the principal amount of unparticipated portions of Swingline Loans; provided that if there are only two Revolving Lenders, then Majority Revolving Lenders shall mean both Revolving Lenders so long as each Revolving Lender holds twenty-five percent (25%) or more of the applicable Obligations or Commitments.

“Majority Term Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Term Revolving Loan Commitments then in effect, or (b) if the Aggregate Term Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Term Revolving Loans; provided that if there are only two Term Revolving Lenders, then Majority Term Revolving Lenders shall mean both Term Revolving Lenders so long as each Term Revolving Lender holds twenty-five percent (25%) or more of the applicable Obligations or Commitments.

“Mandatory Prepayments” has the meaning specified in Section 2.09.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material” and “Materially” means material in relation to the business, operations, affairs, financial condition, assets or properties of Borrowers and their Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of Borrowers and their Subsidiaries taken as a whole (but excluding any adverse change in the economy in general or the wine industry or any downturn in financial markets and excluding the Transactions); (b) a material impairment of the ability of any Credit Party to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding One Million Dollars ($1,000,000) in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Mortgaged Property” means any real property subject to a Mortgage in favor of Agent to secure all or any portion of the Obligations.

“Mortgages” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real property or any interest in real property .

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Issuance Proceeds” means, as to any issuance of debt (other than the Loans) or equity by any Person, cash proceeds received or receivable by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person.

“Net Proceeds” means, as to any disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) income, sale, use or other transaction taxes paid or payable by such Person (or, in the case of income tax, payable by such Person’s partners if such Person is a partnership) as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien senior to the Lien in favor of Agent on the asset which is the subject of such disposition.  “Net Proceeds” shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses directly incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or the Issuing Bank or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under this Agreement or the other Loan Documents.

“Notes” means a Revolving Note, the Swingline Note, a Term Revolving Note, or any note delivered with respect to the Term Loan in replacement of a Term Revolving Note.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document or under any Swap Agreement owing by any Borrower to any Lender, Agent, Swap Lender, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Organization Documents” means:  (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions or written consents of the board of directors (or any committee thereof) of such corporation; (b) for any limited liability company, the articles of organization, operating agreement, and all applicable resolutions or written consents of the members or managers (or any committee thereof) of such limited liability company; and (c) for any partnership, any partnership agreement or other agreement creating and/or governing such partnership.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 11.08(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Permitted Corporate Credit Card Indebtedness” means Indebtedness arising under any corporate credit program entered into by a Borrower and disclosed to Agent so long as (a) the amount of Indebtedness outstanding at any one time does not exceed One Million Dollars ($1,000,000), and (b) all amount owed with respect thereto are repaid by such Borrower before any interest or late charges are incurred.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 8.05(e) and Section 8.05(g) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

 “Permitted Swap Transaction” means any interest rate swap transaction between a Borrower and a Swap Lender approved by Agent relating to the Loan.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Prepayment Premium” has the meaning specified in Section 2.22.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the such decimal place as shall be determined by Agent) at such time of such Lender’s Revolving Loan Commitment, Term Revolving Loan Commitment or aggregate Commitment (as applicable) divided by the Aggregate Revolving Loan Commitments, the Aggregate Term Revolving Loan Commitments, or the aggregate Commitments, as applicable (or, if all the Commitments have been terminated, the aggregate principal amount of such Lender’s Loans and L/C Obligations divided by the aggregate principal amount of the Loans and L/C Obligations then held by all Lenders), as such percentage equivalent may be modified with any assignment made in accordance with the provisions of Section 11.3(c).

“Producer” means any producer of any agricultural product who sells any product which is grown by him and which is subject to a producer’s lien pursuant to Article 9 (commencing with Section 55631), Chapter 6, Division 20 of the California Food and Agricultural Code, as now in effect or hereafter amended.

“Producers’ Liens” means (a) liens in favor of Producers arising pursuant to Article 9 (commencing with Section 55631), Chapter 6, Division 20 of the California Food and Agricultural Code, as now in effect or hereafter amended, and (b) liens under California Civil Code Section 3051 of which a Borrower has received notice as provided in California Civil Code Section 3051a.

“Property” means, collectively, each Credit Party’s chief executive office, any site owned, leased, operated or otherwise utilized by any Credit Party, and any other location where any Credit Party conducts its business, grows any crops, or stores any of its inventory or other tangible assets.

“Related Persons” means American AgCredit in its capacity as Agent and Swingline Lender, Lenders in their capacity as Issuing Banks, any successor agent arising under Section 10.09 and any successor Agent, Issuing Bank or Swingline Lender hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Release” means any release, threatened release, Spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the environment.

“Remedial Action” means any cleanup, removal, action or series of related actions that a Borrower is required to take in response to any Environmental Law that results in risk-based corrective action that is acceptable to the lead Governmental Authority overseeing the Release.

“Replacement Lender” has the meaning specified in Section 4.08.

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property is subject.

“Responsible Officer” means any duly authorized officer of a Borrower or any Subsidiary of a Borrower.

“Restricted Payment” has the meaning specified in Section 8.11.

“Revolving Lender” means each Lender owning or holding any portion of the Revolving Loans or the Revolving Loan Commitments.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Commitment” means, as to any Revolving Lender, the aggregate commitment of such Lender to make Revolving Loan advances or incur Letter of Credit Obligations as set forth in Schedule 2.1(a) or in the most recent Assignment and Acceptance in accordance with Section 11.08 executed by such Lender.

“Revolving Loan Termination Date” means the earlier to occur of: (a) March 21, 2018; and (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“Revolving Loan Unused Line Fee” has the meaning specified in Section 2.12(b).

“Revolving Note” has the meaning specified in Section 2.01(a).

“Schedule of Documents” means a schedule containing information regarding documents to be delivered pursuant to the Agreement, in form and substance satisfactory to Agent.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means any Security Agreement between any Credit Party, as grantor, and Agent, as secured party.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Permitted Acquisition” means any Acquisition by a Credit Party of substantially all of the assets of a Target (and at least 90% of the value of such assets are located in the United States), or of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)           Borrower Representative shall have notified Agent and Lenders of such proposed Acquisition and furnished to Agent and Lenders at least thirty (30) days prior to the consummation thereof (i) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may request, (ii) pro forma financial statements of Borrowers and their Subsidiaries after giving effect to the consummation of such Acquisition, (iii) a certificate of a Responsible Officer of  Borrower Representative demonstrating to Agent’s satisfaction compliance with the covenant set forth in Section 8.16 on a pro forma basis after giving effect to the consummation of such Acquisition and (iv) copies of such other agreements, instruments and other documents as Agent reasonably shall request;

(b)           Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 7.13 and Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrowers or any of their Subsidiaries under the acquisition documents;

(c)           such Acquisition shall have been approved by the board of directors (or other similar body) and/or the requisite number of stockholders or other equityholders of the Target;

(d)           no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f)           the Target has EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero;

(g)           Borrowers shall be in compliance with the financial covenants contained in Section 8.16 after giving pro forma effect to such Acquisition; and

(h)           the Liquidity Amount at the time of and immediately after giving effect to such Acquisition is not less than Four Million Five Hundred Thousand Dollars ($4,500,000).

Any field examinations and appraisals in connection with Special Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Spill” means any significant discharge, spillage, uncontrolled loss, seepage or filtration of oil or petroleum or chemical liquids or solids, liquid or gaseous products, or Hazardous Materials at, under, or within any real property which a Person owns or leases.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds, bonds to Governmental Authorities relating to the production and/or sale of wine and similar instruments.

“Swap Agreement” means, with respect to any Permitted Swap Transaction, (a) the ISDA Master Agreement, with accompanying schedules, confirmations, instruments, and other documents entered into between a Borrower (or Borrower Representative, on behalf of Borrowers) and a Swap Lender, and (b) any guaranty by Agent or any Lender of any obligations owed by an Borrower under or in connection with any Swap Agreement described in clause (a) of this definition.

“Swap Lender” means Agent, a Lender approved by Agent, or a third party approved by Agent in such Person’s capacity as a party to a Swap Agreement.

“Swap Obligations” means any amounts at any time owed by any Credit Party to any Swap Lender pursuant to any Swap Agreement.

“Swingline Commitment” means Two Million Dollars ($2,000,000); provided, that the Swingline Commitment is included in the Aggregate Revolving Loan Commitment, rather than a separate, independent commitment.

“Swingline Lender” means American AgCredit in its capacity as the maker of Swingline Loans hereunder.

“Swingline Loan” has the meaning specified in Section 2.01(b).

“Swingline Note” has the meaning specified in Section 2.01(b).

“Swingline Rate” means a rate equal to the Base Rate plus the Applicable Margin applicable to Revolving Loans.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax” or “Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings, taxes paid by the members of a limited liability company on account of such limited liability company’s net income, or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Agent, as the case may be, is organized or maintains a lending office.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which a Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Term Loan” has the meaning specified in Section 2.05.

“Term Loan Maturity Date” means the earlier of (a) March 21, 2028 or (b) the date on which the entire principal balance of the Loans is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Term Revolving Lender” means each Lender owning or holding any portion of the Term Revolving Loans.

“Term Revolving Loan” has the meaning specified in Section 2.01(c).

“Term Revolving Loan Commitment” means, as to any Term Revolving Lender, the aggregate commitment of such Lender to make Term Revolving Loan advances or in the most recent Assignment and Acceptance in accordance with Section 11.08 executed by such Lender.

“Term Revolving Loan Conversion Date” means March 21, 2018.

“Term Revolving Loan Termination Date” means the earlier to occur of: (a) March 21, 2018; (b) the Term Revolving Loan Conversion Date, and (c) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“Term Revolving Loan Unused Line Fee” has the meaning specified in Section 2.12(c).

“Term Revolving Note” has the meaning specified in Section 2.01(c).

“Tier” means any of the Tiers specified in the definition of Applicable Margin.

“Title Insurance Policy” means a CLTA loan title insurance policy, issued with respect to all or a portion of each Mortgaged Property and insuring Agent (in an amount satisfactory to Agent) of the validity and priority of the Lien of the Mortgages, with all endorsements thereto as required by Agent.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Transactions” means the spinoff of Borrower Representative’s stock by Leucadia Corporation, the repayment of all indebtedness of any Borrower to Leucadia Corporation by the conversion of such debt to equity, and the other events occurring concurrently with the foregoing.

“Type” has the meaning specified in the definition of “Loan.”

“UCC” means the Uniform Commercial Code as in effect in the State of California; provided, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unused Line Fees” means the Revolving Loan Unused Line Fee and the Term Revolving Loan Unused Line Fee.

“United States” and “U.S.” each means the United States of America.

“United States Governmental Security” means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

“Wholly Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by a Credit Party, or by one or more of the other Wholly Owned Subsidiaries, or both.

1.02 Other Interpretive Positions.

(a) All terms defined in Section 1.01 or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(c) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(e) The words “include” and “including” are not limiting and mean “include(s) without limitation” or “including but not limited to,” as the case may be.

(f) The words “approval” or “approved,” as the context requires, means an approval in writing given to the Person seeking approval after full and fair disclosure to the Person giving approval of all material facts necessary in order to determine whether approval should be granted.

(g) When used in this Agreement and the other Loan Documents, the phrases “satisfactory to Agent,” “satisfactory to Lenders,” “satisfactory to Majority Lenders,” “satisfactory to Majority Revolving Lenders” and “satisfactory to Majority Term Revolving Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Agent’s consent,” “with Lenders’ consent,” “with Majority Lenders’ consent,” “with Majority Revolving Lender’s consent” and “with Majority Term Revolving Lender’s consent” or “with Agent’s approval,” “with Lenders’ approval,” “with Majority Lenders’ approval,” “with Majority Revolving Lenders’ approval” and “with Majority Term Revolving Lenders’ approval” shall mean such consent or approval at such Person’s sole discretion, and the phrases “acceptable to Agent,” “acceptable to Lenders,” “acceptable to Majority Lenders,” “acceptable to Majority Revolving Lenders” and “acceptable to Majority Term Revolving Lenders” shall mean “acceptable to such Person at such Person’s sole discretion” unless otherwise specified in this Agreement.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(i) The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(j) Unless the context otherwise clearly requires, the terms “member” or “members” refers to a member, or the members, of any Credit Party that is a limited liability company.

(k) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(l) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  Unless otherwise expressly provided, any reference to any action of Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its or their sole discretion.”

(n) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrowers, and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in their preparation.

(o) The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

(p) Unless otherwise expressly provided herein, references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amendment, replacing, supplementing or interpreting such Requirements of Law.

(q) A reference to any Person includes its permitted successors and permitted assigns.

(r) A reference to any formation document, governing document, agreement or other contractual instrument, including the Loan Documents and, shall include such document, agreement or instrument as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(s) A reference to “the knowledge” of any Borrower or any Borrower “becoming aware of” any event or circumstance shall mean the actual knowledge of such Borrower’s chief executive officer, chief financial officer, or chief operating officer.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) In the event of any change in GAAP after the Closing Date which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrowers or Agent, Borrowers, Agent and Majority Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions as in effect prior to such accounting change, as determined by the Majority Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by Borrowers and Majority Lenders (or Agent, at the direction of Majority Lenders), such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(c) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Credit Parties.  Each fiscal year and each fiscal quarter shall be the calendar year and the each calendar quarter unless otherwise approved by Agent.

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of Commitments.

(a) The Revolving Credit Facility.  Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrowers from time to time until the Business Day prior to the Revolving Loan Termination Date its Pro Rata Share of a revolving credit facility (each such loan, a “Revolving Loan”).  The Pro Rata Share of any Revolving Lender of the Revolving Loan shall not at any time exceed its separate Revolving Loan Commitment.  The obligations of each Revolving Lender hereunder shall be several and not joint.  After giving effect to any Borrowing of Revolving Loans, the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations shall not exceed the Aggregate Revolving Loan Commitment.  Until the Business Day prior to the Revolving Loan Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.01(a).  At the request of Agent, Borrowers shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender, which note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender and in the form determined by Agent in accordance with the terms hereof (each a “Revolving Note” and, collectively, the “Revolving Notes”).  Each Revolving Note shall represent the obligation of Borrowers to pay such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans made to Borrowers together with interest thereon as prescribed herein.

(b) The Swingline Loan Subfacility.  The Swingline Lender agrees, on the terms and conditions set forth herein, to make loans to Borrowers (each such loan, a “Swingline Loan”) from time to time on any Business Day during the period from the Closing Date to the Business Day prior to the Revolving Loan Termination Date, in an aggregate amount not to exceed at any time outstanding the Swingline Commitment; provided, that, after giving effect to any Borrowing of Swingline Loans, the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations shall not at any time exceed the Aggregate Revolving Loan Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrowers may borrow Swingline Loans under this Section 2.01(b), convert such Swingline Loans to Revolving Loans under Section 2.04 or prepay such Loans under Sections 2.07 or 2.08 and reborrow under this Section 2.01(b).  The Swingline Loans shall be evidenced by a duly executed promissory note of Borrowers to the Swingline Lender in a form satisfactory to the Agent (“Swingline Note”).

(c)  Term Revolving Credit Facility.  Subject to the terms and conditions hereof, each Term Revolving Lender agrees to make available to Borrowers from time to time until the Business Day prior to the Term Revolving Loan Termination Date its Pro Rata Share of a revolving credit facility (each such loan, a “Term Revolving Loan”).  The Pro Rata Share of the Term Revolving Loan of any Term Revolving Lender shall not at any time exceed its separate Term Revolving Loan Commitment.  The obligations of each Term Revolving Lender hereunder shall be several and not joint.  After giving effect to any Borrowing of Term Revolving Loans, the Effective Amount of all Term Revolving Loans shall not exceed the Aggregate Term Revolving Loan Commitment minus any Casualty Reserve established by Agent.  Until the Business Day prior to the Term Revolving Loan Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.01(c).  At the request of Agent, Borrowers shall execute and deliver to each Term Revolving Lender a note to evidence the Term Revolving Loan Commitment of that Term Revolving Lender, which note shall be in the principal amount of the Term Revolving Loan Commitment of the applicable Term Revolving Lender and in the form determined by Agent in accordance with the terms hereof (each a “Term Revolving Note” and, collectively, the “Term Revolving Notes”).  Each Term Revolving Note shall represent the obligation of Borrowers to pay such Term Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Term Revolving Loans made to Borrowers together with interest thereon as prescribed herein.

2.02 Loan Accounts.  The Revolving Loans made by each Revolving Lender, the Letters of Credit Issued by the Issuing Bank and the Term Revolving Loans made by each Term Revolving Lender shall be evidenced by one or more accounts or records maintained by such Revolving Lender, Issuing Bank or Term Revolving Lender, as the case may be, in the ordinary course of business.  The accounts or records maintained by Agent, the Issuing Banks, each Revolving Lender and each Term Revolving Lender shall be conclusive absent manifest error of the amount of (a) the Revolving Loans made by the Revolving Lenders to Borrowers, (b) the Letters of Credit Issued for the account of Borrowers or (c) the Term Revolving Loans made by the Term Revolving Lenders to Borrowers, and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Revolving Loans, the Term Revolving Loans or any Letter of Credit.

2.03 Procedure for Revolving Loan and Term Revolving Loan Borrowing.

(a) Each Borrowing shall be made upon the irrevocable written notice of Borrower Representative delivered to Agent in the form of a Notice of Borrowing (which notice must be received by Agent (i) prior to 10:00 a.m. (California time) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans and (ii) prior to 10:00 a.m. (California time) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and (iii) prior to 2:00 p.m. (California time) on the requested Borrowing Date, in the case of Swingline Loans, specifying (with respect to Swingline Loans, subject to the procedures set forth in Section 2.04):

(A) the amount of the Borrowing, which shall be in an aggregate minimum amount of (I) Five Hundred Thousand Dollars ($500,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, in the case of Base Rate Loans, (II) One Million Dollars ($1,000,000) or any multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof, in the case of LIBOR Loans or (III) Fifty Thousand Dollars ($50,000) or any multiple of Fifty Thousand Dollars ($50,000) in excess thereof, in the case of Swingline Loans;

(B) the requested Borrowing Date, which shall be a Business Day;

(C) the Type of Loans comprising the Borrowing and whether such Borrowing shall be of Revolving Loans, Term Revolving Loans, or Swingline Loans; and

(D) the duration of the Interest Period, if applicable, to such Loans included in such notice.  If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be three months.

provided, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to Agent (x) prior to 9:00 a.m. (California time) three Business Days prior to the Closing Date, in the case of a Borrowing of LIBOR Loans; and (y) prior to 9:00 a.m. (California time) one Business Day prior to the Closing Date, in the case of a Borrowing of Base Rate Loans.

(b) Agent will promptly notify (i) each Revolving Lender of its receipt of any Notice of Borrowing in respect of Revolving Loans and of the amount of such Lender’s Pro Rata Share of that Borrowing, (ii) each Term Revolving Lender of its receipt of any Notice of Borrowing in respect of Term Revolving Loans and of the amount of such Lender’s Pro Rata Share of that Borrowing, and (iii) the Swingline Lender of its receipt of any Notice of Borrowing in respect of Swingline Loans.

(c) Each Revolving Lender will make the amount of its Pro Rata Share of each Borrowing of Revolving Loans, and each Term Revolving Lender will make the amount of its Pro Rata Share of each Borrowing of Term Revolving Loans, available to Agent for the account of Borrowers at Agent’s Payment Office by 11:00 a.m. (California time) on the Borrowing Date requested by Borrower Representative in funds immediately available to Agent.  The proceeds of all such Loans will then be made available to Borrowers by the Agent (i) at such office by crediting the account of Borrower Representative on the books of the Agent, or (ii) by wire transfer to such other office as shall be designated in writing by Borrower Representative to Agent, in each case, in the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent, unless on the date of such Borrowing all or any portion of the proceeds thereof shall then be required to be applied to the repayment of any outstanding Swingline Loans pursuant to Section 2.06(f) or 2.08(g) or the reimbursement of any outstanding drawings under Letters of Credit pursuant to Section 3.03, in which case such proceeds or portion thereof shall be applied to the repayment of such Swingline Loans or the reimbursement of such Letter of Credit drawings, as the case may be.

(d) After giving effect to any Borrowing, unless Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.

2.04 Procedure for Swingline Loan Borrowing.

(a) Borrowing Procedures.  The Swingline Lender shall make Swingline Loans under the Swingline Commitment as requested by Borrower Representative pursuant to Section 2.03(a).  Each such Swingline Loan shall be made by wire transfer to such Depository Account of Borrower Representative as shall be designated in writing by Borrower Representative to Agent.  In connection with any such Swingline Loan, each Borrower shall be deemed to have certified that the representations and warranties contained in Article VI are true and correct on and as of the date such Swingline Loan is requested (which shall be a Business Day) with the same force and effect as though made on and as of such date and prior to or immediately after giving effect to the requested extension of credit, no Default or Event of Default exists on such date, and there has been no Material Adverse Effect subsequent to the Closing Date.

(b) Repayment of Swingline Loans with Revolving Loan Advances.  To the extent any Swingline Loans remain outstanding for seven (7) days, the Swingline Lender may, at any time, in its sole discretion, by written notice to Borrower Representative, demand repayment of its Swingline Loans by way of one or more Revolving Loan advances, in which case Borrowers shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, that any such demand shall be deemed to have been given one Business Day prior to the Revolving Loan Termination Date and on the date of the occurrence of any Event of Default described in Section 9.01 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.02.  Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such Borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.02 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such Borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Revolving Loan Commitments relating thereto immediately prior to or contemporaneously with such Borrowing.  If any Revolving Loan cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under the U.S. Bankruptcy Code with respect to a Borrower), then each Revolving Loan Lender hereby agrees that it shall forthwith purchase (as of the date such Borrowing would otherwise have occurred, but adjusted for any payments received from Borrowers on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Pro Rata Share of the Aggregate Revolving Loan Commitment (determined before giving effect to any reduction or termination of the Commitments pursuant to Section 2.06(a)), provided, that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by Borrowers in accordance with the terms of the Swingline Note, interest on the principal amount of participation purchased for each day from and including the day upon which such Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

2.05 Conversion of Term Revolving Loan to Term Loan.  Borrowers may elect to have the outstanding principal balance of the Term Revolving Loans converted into a term loan (the “Term Loan”) on the Term Revolving Loan Conversion Date.  Borrowers shall exercise such election by having Borrower Representative deliver written notice of such election to Agent no more than ninety (90) and no fewer than thirty (30) days before the Term Revolving Loan Conversion Date.  Such election shall be irrevocable and take effect automatically on the Term Revolving Loan Conversion Date provided that on the date that Borrower Representative delivers notice of the election, and on the Term Revolving Loan Conversion Date, no Default or Event of Default shall have occurred and be continuing.  The Term Loan of each Lender shall be evidenced by such Lender’s Term Revolving Note; provided that, at the request of Agent, Borrowers will deliver to any Lender a new note evidencing the Term Loan of such Lender in replacement of such Lender’s Term Revolving Note.

2.06 Conversion and Continuation Elections; Fixed Rate Election for Term Loan.

(a) Borrowers may, upon irrevocable written notice from Borrower Representative to Agent in accordance with Section 2.06(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans (or any part thereof in an amount not less than One Million Dollars ($1,000,000), or that is an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof) into Base Rate Loans or LIBOR Loans, as the case may be; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than One Million Dollars ($1,000,000), or that is in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than One Million Dollars ($1,000,000), such LIBOR Loans shall automatically convert into Base Rate Loans, and on and after such date the right of Borrowers to continue such Loans as, and convert such Loans into, LIBOR Loans shall terminate.

(b) Borrower Representative shall deliver a Notice of Conversion/Continuation to be received by Agent not later than 10:00 a.m. (California time) at least three Business Days in advance of the Conversion/Continuation Date, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Loans to be converted or continued;

(C) the Type of Loans resulting from the proposed conversion or continuation; and

(D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrowers have failed to select timely a new Interest Period to be applicable to such LIBOR Loans, or if any Default or Event of Default then exists, Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) Reserved.

(e) Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by Borrower Representative, Agent will promptly notify each Lender of the details of any automatic conversion.  All conversions and continuations of Base Rate Loans or LIBOR Loans shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(f) Upon (i) any automatic conversion of Swingline Loans under Section 2.06(d), or (ii) if so requested by the Swingline Lender while any Default or Event of Default exists, the Agent shall be deemed to have received a Notice of Borrowing from Borrower Representative pursuant to Section 2.03 requesting that Revolving Loans consisting of Base Rate Loans be made pursuant to Section 2.01(b) on such Conversion/Continuation Date or such other date that any Default or Event of Default exists, as the case may be, in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in Sections 2.03(b) and 2.03(c) shall be followed in making such Revolving Loans.  Each Lender agrees to make such Revolving Loans notwithstanding the Borrowers failure to comply with Sections 5.02(b) or 5.02(c).  If a Borrowing of Revolving Loans is legally impracticable on the date such Revolving Loans are required to be made by the Lenders in accordance with this Section 2.06(f), and if so required by the Swingline Lender, each Lender agrees that in lieu of making Revolving Loans as described in this Section 2.06(f), each Lender shall purchase on such date a participation from the Swingline Lender in the applicable Swingline Loans in an amount equal to such Lender’s Pro Rata Share of such Swingline Loans.  The proceeds of such Revolving Loans, or participations purchased, shall be applied to repay the Swingline Loans.  A copy of each notice given by the Agent to the Lenders pursuant to this Section 2.06(f) with respect to the making of Revolving Loans, or purchases of participations, shall be promptly delivered by the Agent to Borrower Representative.  Each Lender’s obligation in accordance with this Agreement to make Revolving Loans or purchase participations as contemplated by this Section 2.06(f) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, Borrowers or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (3) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) During the existence of a Default or Event of Default, Borrowers may not elect to have a Loan converted into or continued as a LIBOR Loan.

(h) After giving effect to any conversion or continuation of Loans, unless Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.

(i) Borrowers may elect to fix the interest rate applicable to all or a portion of the Term Loan through the Term Loan Maturity Date at the interest rate then quoted by Agent for such period so long as (i) at least seven (7) Business Days prior to the date on which such Fixed Rate Loan is to take effect (which must be the last day of an Interest Period for any portion of the Term Loan that at such time is a LIBOR Loan), Borrower Representative has notified Agent in writing of such election specifying the proposed commencement date and the amount of principal so designated, (ii) at the time of delivery of such written notice and upon the date at which the Fixed Rate Loan is scheduled to take effect, no Default or Event of Default shall have occurred and be continuing, (iii) at no time shall there be more than a total of four (4) Fixed Rate Loans outstanding, and (iv) the amount so designated shall be an integral multiple of One Million Dollars ($1,000,000). Any designation by Borrower Representative pursuant to this Section 2.06(i) shall be irrevocable once designated by Borrower Representative, and that portion of the Term Loan so designated shall bear interest at the applicable fixed rate until the Term Loan Maturity Date (subject to increase to the Default Rate as set forth in this Agreement).

2.07 Termination or Reduction of Commitments.

(a) Voluntary Termination or Reduction of Commitments.  Borrowers may, upon not less than five Business Days’ prior notice to Agent, terminate the Aggregate Revolving Loan Commitment or terminate the Aggregate Term Revolving Loan Commitment, or permanently reduce the Aggregate Term Revolving Loan Commitment by an aggregate minimum amount of One Million Dollars ($1,000,000) or any multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof, but in no event shall the Aggregate Term Revolving Loan Commitment be reduced to an amount less than Forty Million Dollars ($40,000,000); unless, after giving effect thereto and to any prepayments of Loans made on the Closing Date thereof, the Effective Amount of all Term Revolving Loans would exceed the amount of the Aggregate Term Revolving Loan Commitment.  Once reduced in accordance with this Section, the Aggregate Term Revolving Loan Commitments may not be increased.  Any voluntary reduction of the Aggregate Term Revolving Loan Commitment shall be applied to each Term Revolving Lender’s Term Revolving Loan Commitment according to its Pro Rata Share.   All accrued commitment and Letter of Credit Fees to, but not including, the effective date of any termination of Commitments shall be paid on the effective date of such termination.

(b) Reduction of Commitments.  Any mandatory reduction of the Aggregate Term Revolving Loan Commitment under this Section 2.07 shall be applied to reduce the Term Revolving Loan Commitment of each Term Revolving Lender according to its Pro Rata Share.

2.08 Optional Prepayments.  Borrowers may, at any time or from time to time, prepay Base Rate Loans in whole or in part on any date upon not less than one Business Day’s irrevocable notice from Borrower Representative to Agent and prepay LIBOR Loans or Fixed Rate Loans in whole or in part on any Interest Payment Date upon not less than three Business Days’ irrevocable notice from Borrower Representative to Agent , in minimum amounts of, with respect to Revolving Loans, Five Hundred Thousand Dollars ($500,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, or, with respect to Term Revolving Loans or the Term Loan, One Million Dollars ($1,000,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.   Such notice of prepayment shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and whether such Loans are Revolving Loans, Term Revolving Loans, or the Term Loan.  Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share, if any, of such prepayment.  If notice of prepayment is given by Borrower Representative, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of LIBOR Loans, accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04 and in the case of Fixed Rate Loans, accrued interest to each such date on the amount prepaid and any Prepayment Premium required pursuant to Section 2.22,  If Agent, in its discretion, accepts a prepayment on a date other than an Interest Payment Date, or if a prepayment is for any reason received by Agent on a date that is not an Interest Payment Date, Borrowers shall also pay any Breakage Fees resulting from such prepayment and any applicable Prepayment Premium.  Any prepayment of the Term Loan shall be applied in inverse order of maturity to the regularly scheduled payments thereunder.

2.09 Mandatory Prepayments.  Each payment required by this Section 2.09 shall constitute a “Mandatory Prepayment.”

(a) Loans Exceeding Commitments.  If at any time the then outstanding principal balance of Revolving Loans exceeds the Aggregate Revolving Loan Commitment, Borrowers shall immediately prepay outstanding Revolving Loans and, to the extent necessary and applicable, cash collateralize outstanding Letters of Credit in an amount sufficient in the aggregate to eliminate such excess in accordance herewith and in a manner satisfactory to the Issuing Banks.  If at any time the then outstanding principal balance of Term Revolving Loans exceeds the Aggregate Term Revolving Loan Commitment, Borrowers shall immediately prepay outstanding Term Revolving Loans

(b) Casualty or Condemnation.  If any material damage or destruction shall occur to any Mortgaged Property, or all or any portion of a Mortgaged Property is subject to any condemnation, Borrowers shall pay to Agent the amount required by Agent’s Mortgage on such Mortgaged  Property or, if greater, such other amount as Agent shall in good faith determine as necessary to reduce the outstanding principal balance of the Term Revolving Loan or the Term Loan, as applicable, to an amount not less than seventy percent (70%) of the aggregate value of the Mortgaged Property.

(c) General.  Any prepayments pursuant to this Section 2.09 shall be applied, first, to any Base Rate Loans then outstanding and then to LIBOR Loans with the shortest Interest Periods remaining and then to any Fixed Rate Loan.  Borrowers shall pay, together with each prepayment of LIBOR Loans or Fixed Rate Loans under this Section 2.09, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.04 in the case of LIBOR Loans and any Prepayment Premium required under Section 2.22 in the case of Fixed Rate Loans.  Breakage fees may also apply to Mandatory Prepayments.   All prepayments under this Section 2.09 shall be distributed to the Lenders according to their Pro Rata Shares.  Any prepayment of the Term Loan shall be applied in inverse order of maturity to the regularly scheduled payments thereunder.

(d) Mandatory Prepayment of Swingline Loans.  Borrowers shall prepay Swingline Loans on any date when the Effective Amount of Swingline Loans shall exceed the Swingline Commitment then in effect in an amount equal to the excess of the Effective Amount of Swingline Loans over such Swingline Commitment.

2.10 Repayment.

(a) The Revolving Loan.  Borrowers shall repay to the Revolving Lenders in full on the Revolving Loan Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) The Swingline Loan.  Borrowers shall repay to the Swingline Lender in full on the Revolving Loan Termination Date the aggregate principal amount of Swingline Loans outstanding on such date.

(c) Term Revolving Loan.  If Borrowers have not elected to convert the Term Revolving Loan into the Term Loan, or Borrowers have made such election but do not on the Revolving Term Loan Conversion Date, satisfy the requirements to convert the Term Revolving Loan into the Term Loan, Borrowers shall repay to the Term Revolving Lenders in full on the Term Revolving Loan Termination Date the aggregate principal amount of Term Revolving Loans outstanding on such date.

(d)   Term Loan.  Borrowers shall repay the principal balance of the Term Loan in quarterly installments commencing July 1, 2018 and continuing on the first day of each October, January, April, and July thereafter with a final principal payment due on the Term Loan Maturity Date.  Each quarterly installment shall be in an amount equal to one-fortieth (1/40) of the outstanding principal balance of the Term Loan on Revolving Term Loan Conversion Date (i.e., ten-year straight line amortization) with a balloon payment on the Term Loan Maturity Date equal to the then outstanding balance of the Term Loan.

2.11 Interest.

(a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR or the Base Rate, plus the Applicable Margin, or the Swingline Rate, as selected by Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation (subject to Borrowers’ right to convert to other Types of Loans under Section 2.06, including Borrowers’ right to select Fixed Rate Loans).

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date and on the Revolving Loan Termination Date with respect to the Revolving Loans, on Revolving Term Loan Termination Date with respect to the Term Revolving Loans (unless the Term Revolving Loans are being converted into the Term Loan in which case accrued interest shall be payable on the next Interest Payment Date), and on the Term Loan Maturity Date with respect to the Term Loan.  Interest shall also be paid on the date of any prepayment of LIBOR Loans under Section 2.07 or 2.08 for the portion of LIBOR Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest on any Loan shall be paid on demand of Agent.  Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrowers and cause to be paid all amounts due with respect to interest, fees, expenses, charges, and costs, other than principal of the Revolving Loan, owing by any Credit Party to Agent or Lenders if and to the extent such Credit Party fail to pay promptly any such amounts as and when due.  Any amount so charged shall be considered a Base Rate Loan.

(c) Notwithstanding Section 2.11(a), while any Event of Default exists or after acceleration, interest shall accrue (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at the Default Rate.

(d) Anything herein to the contrary notwithstanding, the obligations of Borrowers to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law.

(e) Borrowers shall indemnify each Lender and hold each Lender harmless from and against any loss, cost or expense incurred or realized by such Lender (collectively, “Breakage Fees”) as a consequence of the repayment of any portion of any LIBOR Loan on a day that is not an Interest Payment Date (regardless of whether any such loss, cost or expense relates to (i) fees and expenses payable under LIBOR contracts purchased by such Lender, or (ii) loss of income sustained by such Lender as a result of a prepayment prior to a Interest Payment Date).  To the extent permitted by law, Agent may bid at any foreclosure sale, as part of the Obligations, the amount of the Breakage Fees, if any, calculated as if prepayment of any Loan occurs on the date of such foreclosure sale.  To the extent the amount of the Obligations must be determined as of a date certain pursuant to a judicial foreclosure, each Loan will be deemed prepaid as of the date judgment enters and the Breakage Fees (if any) due and payable hereunder (if any) will be calculated as if prepayment of such Loan occurred on the date of said judgment.

2.12 Fees.  In addition to certain fees described in Section 3.08:

(a) Loan Fees.  Borrowers shall pay to the Agent for the Agent’s own account such fees as are set forth in the Fee Letter and such other fees as may separately be agreed to between Borrowers and Agent.

(b) Revolving Loan Unused Line Fees.  Borrowers shall pay to Agent for the account of each Revolving Lender an unused line fee (the “Revolving Loan Unused Line Fee”) on the actual daily unused portion of such Revolving Lender’s Pro Rata Share of the Aggregate Revolving Loan Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by Agent, equal to the amount per annum set forth opposite the indicated Tier below the heading “Revolving Loan Unused Line Fee” in the pricing grid set forth in the definition of Applicable Margins, in accordance with the parameters for calculation and adjustment of such amount also set forth in such definition.  Such Revolving Loan Unused Line Fee shall accrue from the Closing Date to the Revolving Loan Termination Date, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, with the final payment to be made on the Revolving Loan Termination Date; provided, that, in connection with any reduction of the Revolving Loan Commitments under Section 2.07, the accrued Revolving Loan Unused Line Fee calculated for the period ending on such date shall also be paid on the date of such reduction.  The Revolving Loan Unused Line Fee shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article V are not met.  For purposes of calculating utilization under this Section 2.12(b), the Aggregate Revolving Loan Commitment shall be deemed used to the extent of the Effective Amount of all Revolving Loans, plus the Effective Amount of all L/C Obligations, but shall not be deemed used by the making of any Swingline Loans by the Swingline Lender, or any Lender’s participation therein.

(c) Term Revolving Loan Unused Line Fees.  Borrowers shall pay to Agent for the account of each Term Revolving Lender an unused line fee (the “Term Revolving Loan Unused Line Fee”) on the actual daily unused portion of such Term Revolving Lender’s Pro Rata Share of the Aggregate Term Revolving Loan Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by Agent, equal to the amount per annum set forth opposite the indicated Tier below the heading “Term Revolving Loan Unused Line Fee” in the pricing grid set forth in the definition of Applicable Margins, in accordance with the parameters for calculation and adjustment of such amount also set forth in such definition.  Such Term Revolving Loan Unused Line Fee shall accrue from the Closing Date to the Term Revolving Loan Termination Date, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, with the final payment to be made on the Term Revolving Loan Termination Date.  The Term Revolving Loan Unused Line Fee shall accrue at all times after the Closing Date until the Term Revolving Loan Termination Date (or, if an Event of Default is outstanding on the Term Revolving Loan Termination Date, until the Obligations are paid in full), including at any time during which one or more conditions in Article V are not met.  For purposes of calculating utilization under this Section 2.12(c), the Aggregate Term Revolving Loan Commitment shall be deemed used to the extent of the Effective Amount of all Term Revolving Loans.

2.13 Computation of Fees and Interest.

(a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees and interest being paid than if computed on the basis of a 365-day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by Agent shall be conclusive and binding on Borrowers and the Lenders in the absence of manifest error.  Agent will, at the request of any Lender, deliver to such Lender a statement showing the quotations used by Agent in determining any interest rate and the resulting interest rate.

2.14 Payments by Borrowers.

(a) All payments to be made by Borrowers shall be made without set-off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent for the account of the Lenders at Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein, and Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received.  In the case of payments by Borrowers in respect of Swingline Loans, the Agent will promptly distribute to the Swingline Lender such payment in like funds as received.  Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless Agent receives notice from Borrower Representative prior to the date on which any payment is due that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers have not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.15 Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent, or any Lender on account of Borrowers’ Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows unless otherwise determined by Agent in its sole discretion:

(a) FIRST, to the payment of all out-of-pocket costs and expenses (including attorneys’ fees) of Agent in connection with enforcing the rights of Agent and the Lenders under the Credit Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

(b) SECOND, to payment of fees, if any, owed to Agent in its capacity as Agent;

(c) THIRD, to the payment of out-of-pocket costs and expenses (including attorneys’ fees) of each Lender in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Borrowers’ Obligations owing to such Lender;

(d) FOURTH, to the payment of all of the Borrowers’ Obligations consisting of accrued fees and interest;

(e) FIFTH, to the payment of the outstanding principal amount of the Borrowers’ Obligations, including any Swap Obligations;

(f) SIXTH, to payment of all other of the Borrowers’ Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

(g) SEVENTH, to Cash Collateralize L/C Obligations; and

(h) EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.

2.16 Payments by the Lenders to Agent.

(a) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made such amount available to Agent in immediately available funds on the Borrowing Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to Agent, together with interest at the Federal Funds Rate for each day during such period.  A notice by Agent submitted to any Lender with respect to amounts owing under this Section 2.16(a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Borrowing Date, Agent will notify Borrower Representative of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.17 Sharing of Payments, Return of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations in its favor any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Lender shall immediately (a) notify Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Pro Rata Share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.  Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.17 and will in each case notify the Lenders and, unless an Event of Default has occurred and is continuing, the Borrowers following any such purchases or repayments.  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.  If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

2.18 Security.  All Obligations of Borrowers (and their Subsidiaries, if applicable) under this Agreement and all other Loan Documents shall be secured in accordance with the Security Agreement and the other Collateral Documents.

2.19 Farm Credit Stock.  So long as any Obligations remains outstanding under the terms of this Agreement, CWG shall maintain its ownership of One Thousand Dollars ($1,000) of stock in American AgCredit ACA or such other amount as may be required under the bylaws and regulations applicable to any Lender that is member of the Farm Credit System.

2.20 Borrower Representative.  CWG hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates (including Compliance Certificates), giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.21 Non-Funding Lenders.

(a) If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s L/C Obligations (unless such Lender is the Issuing Bank that Issued such Letter of Credit) and reimbursement obligations with respect to Swingline Loans shall, at Agent’s election at any time or upon any Issuing Bank or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders pro rata in accordance with their Pro Rata Shares of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding L/C Obligations, amounts of its participations in Swingline Loans and its pro rata share of unparticipated amounts in Swingline Loans to exceed its Revolving Loan Commitment.

(b) Notwithstanding anything set forth herein to the contrary, including Section 11.01, a Non-Funding Lender (other than a Non-Funding Lender after the Conversion Date) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” or a “Term Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Majority Lenders”, “Majority Revolving Lenders” or “Majority Term Revolving Lenders” pursuant to Section 11.01) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders and Majority Revolving Lenders, Majority Term Revolving Lenders, the Loans, L/C Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(c) Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the Lenders (other than the Non-Funding Lender).  Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and Term Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all L/C Obligations have been discharged or cash collateralized and all Commitments have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or L/C Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders, until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and L/C Obligations are held by the Revolving Lenders in accordance with their Pro Rata Shares of the Aggregate Revolving Loan Commitment.  With respect to such Non-Funding Lender’s failure to fund Term Revolving Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Term Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Term Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Term Revolving Loans from the other Term Revolving Lenders, until such time as the aggregate amount of the Term Revolving Loans are held by the Term Revolving Lenders in accordance with their Pro Rata Shares of the Aggregate Term Revolving Loan Commitment.  Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans.  In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to Section 2.21(d) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, Issuing Bank, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, L/C Obligations, Swingline Loans and Term Revolving Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s L/C Obligations and reimbursement obligations with respect to Swingline Loans reallocated to other Lenders pursuant to Section 2.21(a).

(d) A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (i) fully pays to Agent, on behalf of the applicable Lenders, the Aggregate Excess Funding Amount, plus all interest due thereon and (ii) timely funds the next Revolving Loan or Term Revolving Loan, as applicable, required to be funded by such Lender or makes the next reimbursement required to be made by such Lender.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(e) A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.

2.22 Prepayment Premium.

(a) Prepayment Premium.  At the time that Borrowers make any prepayment with respect to any Fixed Rate Loan, Borrowers shall simultaneously pay to Agent a prepayment premium (the “Prepayment Premium”), calculated as set forth in this Section 2.22. The Prepayment Premium shall be the amount, if any, equal to the product obtained by multiplying (i) a fraction, the numerator of which shall be the principal amount of the Fixed Rate Loan or Fixed Rate Loans being accelerated or prepaid (which, in the case of acceleration, shall be all principal under all Fixed Rate Loans) and the denominator of which shall be the aggregate outstanding principal amount of the Term Loan immediately prior to such acceleration or prepayment, by (ii) the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Term Loan over the amount of the Term Loan, provided that the Prepayment Premium may in no event be less than zero.

For the purposes of determining the applicable Prepayment Premium, the following terms have the following meanings:

(1) “Discounted Value of the Remaining Scheduled Payments” means the amount obtained by discounting all Remaining Scheduled Payments from their respective scheduled due dates to the prepayment date in accordance with a method of accepted financial practice selected by Agent and at a discount factor (applied on the same periodic basis as that on which interest on the Term Loan is payable) based on the Reinvestment Yield.

(2) “Reinvestment Yield” means 50 basis points (0.50%) over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the prepayment date for on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of the Term Loan as of the prepayment date.  Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with a method of accepted financial practice selected by Agent and (b) interpolating linearly between (1) the on-the-run U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the on-the-run U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

(3) “Remaining Average Life” means the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) the Term Loan principal balance into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to the Term Loan by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the prepayment date and the scheduled due date of such Remaining Scheduled Payment.

(4) “Remaining Scheduled Payments” means all principal payments of the Term Loan and interest thereon that would be due after the prepayment date if no payment of the Term Loan was made prior to its scheduled due date, provided that if such prepayment date is not a date on which interest payments are due to be made, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to the prepayment date.

(b) Prepayment Premium on Acceleration.  Notwithstanding anything in this Agreement or any Loan Document to the contrary, upon acceleration of the Term Loan pursuant to this Agreement, a Prepayment Premium shall be immediately and automatically due and payable on the date of such acceleration with respect to each Fixed Rate Loan outstanding on the date of acceleration.

ARTICLE III

THE LETTERS OF CREDIT

3.01 The Letter of Credit Subfacility.

(a) On the terms and conditions set forth herein (i) the Issuing Banks agree, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Loan Termination Date, to issue Letters of Credit, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit Issued for the account of Borrowers; provided, that the Issuing Banks shall not be obligated to Issue, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) after the issuance thereof (1) the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations would exceed the Aggregate Revolving Loan Commitment, (2) the participation of any Revolving Lender in the Effective Amount of all L/C Obligations plus the Effective Amount of the Revolving Loans and Swingline Loans of such Revolving Lender would exceed such Revolving Lender’s Pro Rata Share of the Aggregate Revolving Loan Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and, accordingly, Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or which have been drawn upon and reimbursed.

(b) The Issuing Banks shall have no obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Banks from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Banks or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Banks shall prohibit, or request that the Issuing Banks refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Banks with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Banks is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Banks any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Banks in good faith deem material to themselves;

(ii) the Issuing Banks have received written notice from any Revolving Lender, Agent or Borrower Representative, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is (A) more than 365 days after the date of Issuance, unless the Majority Revolving Lenders have approved such expiry date in writing, or (B) after the Revolving Loan Termination Date, unless all of the Lenders have approved such expiry date in writing;

(iv) the maturity date of any financial obligation to be supported by the requested Letter of Credit falls after the scheduled Revolving Loan Termination Date;

(v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Banks, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Banks;

(vi) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or

(vii) such Letter of Credit is in a face amount less than One Hundred Thousand Dollars ($100,000) or to be denominated in a currency other than Dollars.

3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit shall be issued upon the irrevocable written request of Borrower Representative received by the Issuing Banks (with copies sent by Borrower Representative to Agent) at least four days (or such shorter time as the Issuing Banks may agree in a particular instance in their sole discretion) prior to the proposed date of issuance.  Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Banks: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Banks may require.

(b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Banks will confirm with Agent (by telephone or in writing) that Agent has received a copy of the L/C Application or L/C Amendment Application from Borrower Representative and, if not, the Issuing Banks will provide Agent with a copy thereof.  Unless the Issuing Banks have received notice on or before the Business Day immediately preceding the date the Issuing Banks are to issue a requested Letter of Credit from Agent (A) directing the Issuing Banks not to issue such Letter of Credit because such issuance is not then permitted under Section 3.01(a) as a result of the limitations set forth in clauses (1) through (3) thereof or Section 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Banks shall, on the requested date, issue a Letter of Credit for the account of Borrowers in accordance with the Issuing Banks’ usual and customary business practices.

(c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Loan Termination Date, the Issuing Banks will, upon the written request of the Borrower Representative received by the Issuing Banks (with copies sent by Borrower Representative to Agent) at least five days (or such shorter time as the Issuing Banks may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by them.  Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Banks:  (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Banks may reasonably require.  The Issuing Banks shall be under no obligation to amend any Letter of Credit if:  (A) the Issuing Banks would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.  Agent will promptly notify the Revolving Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d) The Issuing Banks and the Revolving Lenders agree that, while a Letter of Credit is outstanding and prior to the Revolving Loan Termination Date, at the option of Borrowers and upon the written request of Borrower Representative received by the Issuing Banks (with copies sent by Borrower Representative to Agent) at least five days (or such shorter time as the Issuing Banks may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Banks shall be entitled to authorize the renewal of any Letter of Credit issued by them.  Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Banks: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Banks may require.  The Issuing Banks shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Banks would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit.  If any outstanding Letter of Credit provides that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Banks that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Banks would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.02(d) upon the request of Borrower Representative but the Issuing Banks shall not have received any L/C Amendment Application from Borrower Representative with respect to such renewal or other written direction by Borrower Representative with respect thereto, the Issuing Banks shall nonetheless be permitted to allow such Letter of Credit to renew, and Borrowers and the Revolving Lenders hereby authorize such renewal, and, accordingly, the Issuing Banks shall be deemed to have received an L/C Amendment Application from Borrower Representative requesting such renewal.

(e) The Issuing Banks may, at their election (or as required by Agent at the direction of the Majority Revolving Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit pursuant to the terms of the Letter of Credit to be a date not later than the Revolving Loan Termination Date or any later date approved pursuant to Section 3.01(b)(iii).

(f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(g) The Issuing Banks will also deliver to Agent, concurrently or promptly following the delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

3.03 Risk Participations, Drawings and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Banks a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, multiplied by (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.   For purposes of Section 2.01(b), each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Banks will promptly notify Borrower Representative.  Borrowers shall reimburse the Issuing Banks prior to 10:00 a.m. (California time), on each date that any amount is paid by the Issuing Banks under any Letter of Credit (each such date, an “Honor Date”), in an amount equal to the amount so paid by the Issuing Banks.  In the event Borrowers fail to reimburse the Issuing Banks for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (California time) on the Honor Date, the Issuing Banks will promptly notify Agent and Agent will promptly notify each Revolving Lender thereof, and Borrowers shall be deemed to have requested in satisfaction of its reimbursement obligations that Base Rate Loans be made by the Revolving Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Aggregate Revolving Loan Commitment and subject to the conditions set forth in Section 5.02.  Any notice given by the Issuing Banks or Agent pursuant to this Section 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Revolving Lender shall upon any notice pursuant to Section 3.03(b) make available to Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to Section 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to Borrowers in that amount.  If any Revolving Lender so notified fails to make available to Agent for the account of the relevant Issuing Bank the amount of such Revolving Lender’s Pro Rata Share of the amount of the drawing by no later than 12:00 noon (California time) on the Honor Date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Honor Date to the date such Revolving Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.  Agent will promptly give notice of the occurrence of the Honor Date, but failure of Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 3.03.

(d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to Borrowers in whole or in part, because of Borrower’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, Borrowers shall be deemed to have incurred from the Issuing Banks an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Revolving Lender’s payment to the Issuing Banks pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.03.

(e) Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Banks and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Issuing Banks, Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that each Revolving Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by Agent for the account of the Issuing Banks of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Issuing Banks under the Letter of Credit with respect to which any Revolving Lender has paid Agent for the account of the Issuing Banks for such Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, Agent will pay to each Revolving Lender, in the same funds as those received by Agent for the account of the Issuing Banks, the amount of such Revolving Lender’s Pro Rata Share of such funds, and the Issuing Banks shall receive the amount of the Pro Rata Share of such funds of any Revolving Lender that did not so pay Agent for the account of the Issuing Banks.

(b) If Agent or the Issuing Banks are required at any time to return to Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by Borrowers to Agent for the account of the Issuing Banks pursuant to Section 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of Agent, forthwith return to Agent or the Issuing Banks the amount of its Pro Rata Share of any amounts so returned by Agent or the Issuing Banks plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to Agent or the Issuing Banks, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05 Role of the Issuing Banks.

(a) Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Related Person nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Majority Revolving Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Banks, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, anything in such clauses to the contrary notwithstanding, that Borrowers may have a claim against the Issuing Banks, and the Issuing Banks may be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrowers which Borrowers prove were caused by the Issuing Banks’ willful misconduct or gross negligence or the Issuing Banks’ willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing: (i) the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute.  The obligations of Borrowers under this Agreement and any L/C-Related Document to reimburse the Issuing Banks for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii) the existence of any claim, set-off, defense or other right that Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Issuing Banks under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Banks under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of Borrowers in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrowers or any Credit Party.

3.07 Cash Collateral Pledge.  Upon (a) the request of Agent, (i) if the Issuing Banks have honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (ii) if, as of the Revolving Loan Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (b) the occurrence of the circumstances described in Section 2.09(a) requiring Borrowers to Cash Collateralize Letters of Credit, then Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.  Each Borrower hereby grants to Agent, for the benefit of Agent, the Issuing Banks and the Lenders, a security interest in all such cash and deposit account balances.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts maintained by Agent.

3.08 Letter of Credit Fees.

(a) In consideration of the issuance of Letters of Credit hereunder, Borrowers shall pay to Agent for the account of each Revolving Lender a fee (the “Letter of Credit Fee”) equal to such Revolving Lender’s Pro Rata Share of the average daily maximum amount available to be drawn under such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration of such Letter of Credit equal to the Applicable Margin for Revolving Loans consisting of LIBOR Loans, in each case as calculated by Agent.  The Letter of Credit Fee, if applicable, will be payable quarterly in arrears on first Business Day of each April, July, October and January for the immediately preceding fiscal quarter (or a portion thereof) commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Loan Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Loan Termination Date (or such later expiration date).

(b) Borrowers shall pay to Agent and the Issuing Banks, for their account, a letter of credit fronting fee for each Letter of Credit Issued by the relevant Issuing Bank as determined in accordance with the respective Issuing Bank’s and Agent’s fee policy on the date of Issuance.  Such Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Letter of Credit.

(c) Borrowers shall pay to the Issuing Banks, for their respective accounts, from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Banks relating to letters of credit as from time to time in effect.

3.09 Uniform Customs and Practice.  The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Any and all payments by Borrowers to each Lender or Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, Borrowers shall pay all Other Taxes.

(b) Each Borrower agrees to indemnify and hold harmless each Lender and Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date the Lender or Agent makes written demand therefor.

(c) If a Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Borrower shall make such deductions and withholdings;

(iii) such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) such Borrower shall also pay to each Lender or Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) If requested by Agent, Borrowers shall, within 30 days after the date of any payment by a Borrower of Taxes or Other Taxes, furnish Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent.

(e) If Borrowers are required to pay additional amounts to any Lender or Agent pursuant to Section 4.01(c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrowers that may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

4.02 Illegality.

(a) If any Lender determines (which determination shall be conclusive and binding on Borrowers in the absence of manifest error) that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, in each case as a result of compliance by such Lender in good faith with any applicable Requirement of Law, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans, then, upon written notice setting forth in reasonable detail the basis for such determination by the Lender to Borrower Representative through Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until the Lender notifies Agent and Borrower Representative that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines (which determination shall be conclusive and binding on Borrowers in the absence of manifest error) that it is unlawful as a result of compliance by such Lender in good faith with any applicable Requirement of Law to maintain any LIBOR Loan, Borrowers shall, within three Business Days of receipt by Borrower Representative of written notice setting forth in reasonable detail the basis for such determination and demand from such Lender (with a copy to Agent), prepay in full such LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan.  If Borrowers are required to so prepay any LIBOR Loan, then concurrently with and to fund such prepayment, Borrowers shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c) If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended, Borrowers may elect, by delivery by Borrower Representative of written notice to the Lender through Agent that all Loans which would otherwise be made by the Lender as LIBOR Loans shall be instead Base Rate Loans.

(d) Before giving any notice to Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

4.03 Increased Costs and Reduction of Return.

(a) If any Lender determines (which determination shall be conclusive and binding on Borrowers in the absence of manifest error) that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any Requirement of Law or regulation or (ii) the compliance by that Lender with any Requirement of Law, guideline, or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, then Borrowers shall be liable for, and shall from time to time, upon receipt of a written statement and demand (with a copy of such demand to be sent to Agent), pay to Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that Borrowers shall have the right to defer the initial payment to such Lender for such increased costs until thirty days after such Lender delivers such written statement and demand.  Any such notice and demand shall be made within 180 days after the event or circumstance giving rise to such demand and shall be accompanied by a reasonable explanation as to the basis for such demand and a certification by such Lender that the demand on Borrowers is consistent with demands being made on similarly situated borrowers.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in Requirements of Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor.

(b) If any Lender shall have determined (which determination shall be conclusive and binding on Borrowers in the absence of manifest error) that (i) the introduction after the Closing Date of any Capital Adequacy Regulation, (ii) any change after the Closing Date in any Capital Adequacy Regulation, (iii) any change after the Closing Date in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement, then, upon written notice and demand of such Lender to Borrowers through Agent, Borrowers shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided, that Borrowers shall have the right to defer the initial payment to such Lender for such increase until thirty days after such Lender delivers such initial demand.  Any such demand shall be made within 180 days after the event or circumstance giving rise to such demand and shall be accompanied by a reasonable explanation as to the basis for such demand and a certification by such Lender that the demand on Borrowers is consistent with demands being made on similarly situated borrowers. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in Requirements of Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor.

(c) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in Requirements of Law under Section 4.03(a) and/or a change in a Capital Adequacy Regulation under Section 4.03(b) above, as applicable, regardless of the date enacted, adopted or issued.

4.04 Funding Losses.  Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a) the failure of Borrowers to make on a timely basis any payment of principal of any LIBOR Loan;

(b) the failure of Borrowers to borrow, continue or convert a Loan after Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

(c) the failure of Borrowers to make any prepayment in accordance with any notice delivered under Section 2.07 or 2.08;

(d) the prepayment (including pursuant to Section 2.08 or in connection with Section 4.08) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period; or

(e) the automatic conversion under Section 2.06 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by Borrowers to the Lenders under this Section and under Section 4.03(a), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

4.05 Inability to Determine Rates.  If Agent determines (which determination shall be conclusive and binding on Borrowers in the absence of manifest error) that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or that the LIBOR applicable pursuant to Section 2.10(a) for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower Representative and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until Agent upon the instruction of the Majority Lenders revokes such notice in writing.  Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If Borrower Representative does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by Borrower Representative, in the amount specified in the applicable notice submitted by Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

4.06 Reserves on LIBOR Loans.  Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided Borrower Representative shall have received at least 15 days’ prior written notice (with a copy to Agent) of such additional interest from the Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.07 Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article IV shall deliver to Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on Borrowers in the absence of manifest error.

4.08 Substitution of Lenders.  Upon the receipt by Borrower Representative from any Lender (an “Affected Lender”) of a claim for compensation under Section 4.03, Borrowers may:  (i) request the Affected Lender to use its best efforts to obtain a Replacement Lender or financial institution (which in each case shall be an Eligible Assignee) satisfactory to Borrower Representative and to Agent (a “Replacement Lender”) to acquire and assume all or a ratable part of all of such Affected Lender Loans and Commitment; (ii) request one or more of the other Lenders, in the sole discretion of such other Lender(s), to acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (iii) designate a Replacement Lender; provided, that Borrowers shall be liable for the payment upon demand of all costs and other amounts arising under Section 4.04 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any LIBOR Loan then outstanding.  Any such designation of a Replacement Lender under clause (i) or (iii) shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 11.08, and shall in any event be subject to the prior written consent of Agent and the Issuing Banks (which consent shall not be unreasonably withheld).

4.09 Survival.  The agreements and obligations of the Borrowers under this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions of Effectiveness.  The effectiveness of this Agreement is subject to delivery by Borrowers of all documents specified in the Schedule of Documents as required to be delivered before the Closing Date, including:

(a) Credit Agreement.  Agent shall have received original counterparts of this Agreement executed by each of the parties hereto, in form and substance satisfactory to Agent and each Lender and in sufficient copies for each Lender;

(b) Notes.  Agent shall have received original counterparts of the Notes executed by Borrowers in favor of each Lenders, in form and substance satisfactory to Agent and each Lender;

(c) Security and Pledge Agreements.  Each Credit Party shall have:

(i) Executed and delivered to Agent the Security Agreement;

(ii) Authorized Agent to file “all-asset” UCC financing statements to enable Agent to perfect and preserve its security interest in Collateral that can be perfected by the filing of a financing statement;

(iii) Delivered to Agent: (A) copies of, or binders or certificates of the issuing companies with respect to, policies of insurance covering or in any manner relating to the Collateral owned by the Credit Parties together with endorsements thereto that comply with the terms of the Security Agreement naming Agent, in its capacity as such, as loss payee or additional insured (to the extent permitted by the relevant policy); and (B) copies and evidence or binders or certificates of each Credit Party’s liability insurance policies and any other insurance required to be maintained pursuant to the terms of this Agreement, in each case, in form and substance satisfactory to Agent;

(iv) Executed and delivered to Agent the Mortgages encumbering the Mortgaged Property;

(v) Delivered to Agent such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which Agent shall be granted a Lien for the benefit of the Lenders, as requested by Agent or any Lender; and

(vi) Otherwise duly complied with all of the terms and conditions of the Collateral Documents to be executed by it.

(d) Intentionally Omitted.

(e) Organization Documents; Good Standing.  Agent shall have received all documents it may reasonably request relating to the existence and active status or good standing of the Credit Parties, the corporate or other necessary authority for and the validity of the organizational documents, the incumbency of officers, and any other matters relevant thereto, all in form and substance reasonably satisfactory to Agent.

(f) Financial Statements.  Agent shall have received financial statements and projections, in form and substance satisfactory to Agent and each Lender, including pro forma post-closing balance sheets for the Credit Parties, and such financial projections for the Credit Parties as Agent shall require.

(g) Certificates.  Agent shall have received certificates of the Credit Parties dated as of the Closing Date, certifying that, to the knowledge of such Credit Party:

(i) since the dates of the financial statements required hereunder, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the business of such Credit Party (it being understood that the occurrence of the Transactions does not constitute a material adverse change);

(ii) there is no action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority or any law or regulation that purports to or could reasonably be expected to have a material adverse effect on the Loan Documents, the transactions contemplated hereby or the ability of any Credit Party to perform its obligations under any Loan Document;

(iii) each representation and warranty in the Loan Documents is true and correct in all material respects and no event exists that would result from any event contemplated to occur on the Closing Date that would constitute a Default or Event of Default; and

(iv) except as otherwise indicated in an open items agreement with respect to any matters not completed by the Closing Date, Credit Parties have delivered to Agent true and correct copies of all documents required to be delivered to Agent pursuant to the Schedule of Documents, and all such documents are complete and correct in all material respects on and as of the Closing Date.

(h) Title Insurance Policies.  Agent shall have received commitments for Title Insurance Policies dated as of the Closing Date with respect to each Mortgage encumbering a Mortgaged Property.  Such Title Insurance Policies shall be in a form satisfactory to Agent and shall (i) provide coverage in amounts satisfactory to Agent; (ii) insure Agent that the Mortgage insured thereunder creates a valid first Lien on the Mortgaged Property, free and clear of all exceptions from coverage other than Permitted Liens; (iii) contain such endorsements and affirmative coverage as Agent may require and which are available in the state where the Mortgaged Property described therein is located; (iv) show good and marketable indefeasible fee simple title to the Mortgaged Property described therein in the applicable Credit Party; and (v) name Agent as the insured thereunder.

(i) Appraisal.  Agent shall have received a MAI appraisal report (prepared in accordance with FIRREA) for each Mortgaged Property.

(j) Flood Hazard Determination Certificates.  Agent shall have received a completed flood hazard determination form, in a form reasonably acceptable to Agent, with respect to each Mortgaged Property.

(k) Evidence of Consummation of the Transactions.  Borrowers shall have delivered to Agent satisfactory evidence that the Transactions have been consummated.

(l) Payment of Fees.  Agent shall have received evidence of payment by Borrowers of all reasonable accrued and unpaid fees, costs and expenses of Agent and the Lenders to the extent then due and payable on the Closing Date, together with Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrowers and Agent).

(m) Absence of Material Misstatements.  There shall be no material misstatements in or omissions from the materials, including financial statements and projections, previously furnished to, or for the benefit of, the Agent for its review in connection with the transactions contemplated by the Loan Documents.  Agent shall be reasonably satisfied that any financial statements and projections delivered to it fairly present the business and financial condition of Borrowers and that there has been no (x) Material Adverse Effect or (y) material adverse change in the assets, business, financial condition, income or prospects of Borrowers.

(n) No Violation of Laws.  The making of the Loans shall not contravene any Requirement of Law applicable to any Credit Party, Agent or any Lender.

(o) No Actions or Proceedings.  No action, proceeding, licensure issue, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body which might reasonably be expected to have a Material Adverse Effect.

(p) Material Contracts.  No default shall have occurred and be continuing under any material Contractual Obligation to which any Credit Party, or any Subsidiary thereof, is a party or by which it or its properties are bound.

(q) Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(r) Legal Opinions.  Agent shall have received opinion letters addressed to Agent and Lenders from counsel to the Credit Parties covering such matters as Agent shall reasonably request.

(s) Other Documents.  Agent shall have received all other approvals, opinions, documents or materials listed on the Schedule of Documents.

5.02 Conditions to All Credit Extensions.  The obligation of each Lender to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.06 and the obligation of the Issuing Banks to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date, or Issuance Date:

(a) Notice of Borrowing or Conversion/Continuation.  Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the Issuing Banks and Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

(b) Continuation of Representations and Warranties.  The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c) No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing, continuation or conversion, or Issuance;

(d) No Future Advance Notice.  Neither Agent nor any Lender shall have received from the Credit Parties any notice that any Collateral Document will no longer secure on a first priority basis (subject to those Permitted Liens that arise by operation of law and have priority under the statute creating such Permitted Lien) future advances or future Loans to be made or extended under this Agreement; and

(e) No Material Adverse Effect.  Since the Closing Date, there has been no Material Adverse Effect.

(f) Flood Insurance.  The obligation of each Lender to make the initial Loan and the obligation of the Issuing Banks to Issue any initial Letter of Credit is further subject to the delivery by Borrowers of evidence, in form and substance satisfactory to Agent, that Borrowers have obtained flood insurance in an amount satisfactory to Agent with respect to the labor bunkhouse located on the real property described as assessor’s parcel number 118-080-019 of Sonoma County, California.

(g) Certificate of Revivor.   The obligation of each Lender to make the initial Term Revolving Loan is further subject to delivery by Borrowers of evidence, in form and substance satisfactory to Agent, that CWG has caused its good standing and its qualification as a foreign business entity to transact business in California to be active.

Each Notice of Borrowing, Notice of Conversion/Continuation, and L/C Application or L/C Amendment Application submitted by Borrower Representative hereunder shall constitute a representation and warranty by Borrowers hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties hereby represents and warrants to Agent and each Lender that:

6.01 Corporate Existence and Power.  Each of the Credit Parties:

(a) is a corporation, limited liability company, or limited partnership, as the case may be, duly formed, existing and in good standing under the laws of the jurisdiction of its formation or incorporation;

(b) has the power and authority and  all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c) except as set forth on Schedule 6.01(c), is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Corporate Authorization; No Contravention.  The execution, delivery and performance by Credit Parties of this Agreement and each other Loan Document have been duly authorized by all necessary corporate or limited liability company action, and do not and will not:

(a) contravene the terms of the Organization Documents of any Credit Party;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any Credit Party is a party or any order, injunction, writ or decree of any Governmental Authority to which any Credit Party or its property is subject; or

(c) violate any Requirement of Law if the effect of such violation would be a Material Adverse Effect.

6.03 Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Agreement or any other Loan Document.  As of the Closing Date, no Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority concerning the violation or possible violation of any Requirement of Law.

6.04 Binding Effect.  This Agreement and each other Loan Document to which any Credit Party is party constitute the legal, valid and binding obligations of the Credit Party, enforceable against the Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05 Litigation.  Except as specifically disclosed in Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Credit Parties or their Subsidiaries, or any of their respective properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) if determined adversely to any Credit Party or its Subsidiaries, as the case may be, would reasonably be expected to result in equitable relief or monetary judgments, individually, in excess of  Five Hundred Thousand Dollars ($500,000) over any applicable insurance coverage, and, in the aggregate, in excess of One Million ($1,000,000) over any applicable insurance coverage.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default.  After giving effect to the Closing Date, no Default or Event of Default would exist or would result from the incurring of any Obligations by any Credit Party or from the grant or perfection of the Liens of Agent and the Lenders on the Collateral.  As of the Closing Date, neither any Credit Party nor any Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 9.01(e).

6.07 ERISA Compliance.  Schedule 6.07 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not reasonably be expected to result in liabilities in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

6.08 Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.07.  Neither the Credit Parties nor any Subsidiary of the Credit Parties is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09 Real Property.

(a) Schedule 6.09 constitutes a complete list of all Mortgaged Property on the Closing Date.  To Borrower’s knowledge, as of the Closing Date there are no Liens affecting any Mortgaged Property other than those reflected in the applicable Title Insurance Policy.

(b) As of the Closing Date, all material permits required to have been issued or appropriate to enable each Mortgaged Property to be lawfully used for all of the purposes for which it is currently used have been lawfully issued and are in full force and effect.

(c) No condemnation has been commenced or, to the knowledge of any Credit Party, is contemplated with respect to all or any portion of the Mortgaged Property.

6.10 Taxes.  Each Tax Affiliate has filed all Federal and other material tax returns and reports required to be filed, and has paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided by the appropriate Tax Affiliate in accordance with GAAP.  To the knowledge of each Credit Party, there is no proposed tax assessment against the Credit Parties or any of their Subsidiaries or members that would, if made, have a Material Adverse Effect.  As of the Closing Date, no material tax return filed by a Credit Party is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority.  To the extent that any Credit Party employs employees, proper and accurate amounts have been withheld from the payments made to its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which such Credit Party is the common parent.

6.11 Financial Condition.

(a) To the knowledge of each Credit Party, (i) all financial statements of such Credit Party covering periods within three years prior to the Closing Date fairly present the financial condition of such Credit Party in all material respects, (ii) since the date of the most recent set of such financial statements, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Credit Parties (it being understood that the occurrence of the Transactions does not constitute a material adverse change).

(b) The financial statements of the Credit Parties and their Subsidiaries delivered pursuant to this Agreement:

(i) fairly present in all material respects the financial condition of the Credit Parties and their Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(ii) show all material indebtedness and other liabilities, direct or contingent, of the Credit Parties and  their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations, which are required in accordance with GAAP.

(b) All financial performance projections delivered to Agent, including the financial performance protections delivered on the Closing Date, represent Borrowers’ best good faith estimate of future financial performance and are based on assumptions believed by Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projects may differ from the projected results.

6.12 Environmental Matters.  Except as set forth in an environmental disclosure statement delivered to Agent before the Closing Date,  and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party on any Mortgaged Property are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Laws, (b) no Credit Party and no Subsidiary of any Credit Party is party to any pending (or, to the knowledge of any Credit Party, threatened) Environmental Claim, (c) no Governmental Authority has recorded, or to the knowledge of any Credit Party threatened to record, against any Mortgaged Property a Lien to secure payment of any Environmental Claim, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release at, to or from any Mortgaged Property, and (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any of its current or former tenant to engage in, operations in violation of any Environmental Laws on any Mortgaged Property or (ii) has received written notice of a violation of any Environmental Laws on any Mortgaged Property.  Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities arising from any Mortgaged Property, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

6.13 Collateral Documents.

(a) The provisions of each of the Collateral Documents are effective to create in favor of Agent for the benefit of the Lenders, a legal, valid and enforceable first priority security interest (subject to those Permitted Liens that arise by operation of law and have priority under the statute creating such Permitted Lien) in all right, title and interest of the Credit Parties and their Subsidiaries in the collateral described therein; and financing statements have been filed in the appropriate offices in all of the jurisdictions listed in the schedule to the Security Agreement.

(b) All representations and warranties of the Credit Parties contained in the Collateral Documents are true and correct in all material respects.

6.14 Regulated Entities.  None of the Credit Parties, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  The Credit Parties are not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.15 No Burdensome Restrictions.  Neither the Credit Parties nor any of their Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.16 Copyrights, Patents, Trademarks and Licenses, Etc..  Each Credit Party or its Subsidiaries owns or is licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, and, to the knowledge of each Credit Party, without conflict with the rights of any other Person which could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Credit Parties or any of their Subsidiaries infringes upon any rights held by any other Person in a manner that would have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of each Credit Party, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Credit Parties, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.17 Subsidiaries.  The Credit Parties have no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.17 hereto and hold no Stock or Stock Equivalents in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.17.

6.18 Insurance.   Schedule 6.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles.  Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar properties in localities where such Person operates.

6.19 Solvency.  Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrowers and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and each Borrower individually are Solvent.

6.20 Tax Shelter Regulations.  The Credit Parties do not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Credit Parties determine to take any action inconsistent with such intention, they will promptly notify Agent thereof.  If any Credit Party so notifies Agent, the Credit Parties acknowledge that one or more of the Lenders may treat its Loans and/or its interest in Swingline Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

6.21 Full Disclosure.  None of the representations or warranties made by the Credit Parties or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Credit Parties or any of their Subsidiaries in connection with the Loan Documents, taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered, except insofar as the inaccuracy of the foregoing representation would not reasonably be expected to have, or constitute a failure to disclose, a Material Adverse Effect.

6.22 Depository Accounts.  Schedule 6.22 attached hereto lists each Depository Account of the Credit Parties as of the Closing Date.  Each such Depository Account is subject to a Depository Account Control Agreement in favor of Agent.

6.23 Brokers’ Fees.  Except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

6.24 Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

6.25 Patriot Act.  The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have a Revolving Loan Commitment or Term Revolving Loan Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:

7.01 Financial Statements.  Borrower Representative shall deliver to Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender:

(a) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, a copy of the Consolidated and consolidating balance sheet of Borrowers and their Subsidiaries as at the end of such year and the related Consolidated and consolidating statements of income or operations, shareholder’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by (i) the opinion of a nationally recognized independent public accounting firm reasonably acceptable to Agent (“Independent Auditor”) which opinion shall state that such Consolidated financial statements present fairly the financial position for the periods indicated in accordance with GAAP applied on a basis consistent with prior years, and (ii) a completed Compliance Certificate executed by a Responsible Officer.  Such opinion shall not be qualified or limited in any respect, including because of a limited or restricted examination by the Independent Auditor of any material portion or Borrowers’ or any of their respective Subsidiary’s records.

(b) as soon as available, but not later than forty-five (45) days after the end of the fiscal quarters ended March 31st, June 30th and September 30th, copies of (i) the unaudited Consolidated and consolidating balance sheet of Borrowers and their Subsidiaries as of the end of the immediately preceding quarter, (ii) the related Consolidated and consolidating statements of income, owners’ equity and cash flows for the period commencing on the first day and ending on the last day of the immediately preceding quarter and (iii) a Compliance Certificate, executed by a Responsible Officer;

(c) as soon as available, but not later than March 31 of each fiscal year, projections of the Consolidated and consolidating financial statements of Borrowers and their Subsidiaries for the such fiscal year on a monthly basis, including a projected Consolidated and consolidating balance sheet and Consolidated and consolidating statement of income, owners’ equity and cash flow of the Borrowers and their Subsidiaries, which projection shall (i) state the assumptions used in the preparation thereof, (ii) contain such other information as reasonably requested by Agent or any Lender, (iii) be in form reasonably satisfactory to Agent, and (iv) be accompanied by a certificate of a Responsible Officer certifying that such financial projections represent Borrowers’ best estimates and assumptions as to performance during such year, which Borrowers believe to be fair and reasonable as of the time made in the light of the then current and reasonably foreseeable business conditions; and

(d) such additional financial statements as Agent or any Lender shall reasonably require.

7.02 Certificates; Other Information.  Borrower Representative shall furnish to Agent, with sufficient copies for each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(b) promptly, copies of all financial statements that CWG sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that any Credit Party (or any Subsidiary of a Credit Party) may make to, or file with, the SEC;

(c) promptly after Borrower Representative has notified Agent of any intention by Borrowers to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(d) promptly upon receipt thereof, copies of any reports submitted by Borrowers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(e) upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the fair market value, or such other value as determined by Agent, of any Mortgaged Property of any Credit Party or any Subsidiary of any Credit Party, including any appraisal required to comply with FIRREA; provided, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring once per year or more frequently so long as an Event of Default has occurred and is continuing; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of Borrowers or regarding any of the Collateral as Agent, at the request of any Lender, may from time to time request.

7.03 Notices.  Borrower Representative shall promptly notify Agent and each Lender (and in no event later than three (3) Business Days after any Borrower becomes aware thereof) knowledge of:

(a) of the occurrence of any Default or Event of Default;

(b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and (ii) any material dispute, litigation, investigation, proceeding or suspension which to the knowledge of any Credit Party exist at any time between any Credit Party or any of its Subsidiaries and any Governmental Authority;

(c) of the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any of its Subsidiaries (i) in which the amount of damages claimed exceeds One Million Dollars ($1,000,000) (or its equivalent in another currency or currencies) in excess of any applicable insurance coverage, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d) of (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii) (A) the occurrence of any unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Property, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(e) For so long as any Borrower is publicly traded, of any other litigation or proceeding affecting any Credit Party or any of its Subsidiaries which such Borrower would be required to report to the SEC pursuant to the Exchange Act;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g) of any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h) of any material change in accounting policies or financial reporting practices by any Credit Party or any of its consolidated Subsidiaries;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(j) (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Credit Party or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04 Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each Subsidiary to:

(a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of formation or incorporation;

(b) preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property.  Each Credit Party shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and except as permitted by Section 8.02.

7.06 Insurance.  In addition to insurance requirements set forth in the Collateral Documents, each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound independent insurers, insurance with respect to its properties and business against loss or damage of the kinds within the coverage ranges customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and property and casualty insurance.  All such insurance policies shall be endorsed, at Borrowers’ expense and in form and substance acceptable to Agent, to name Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent, without contribution.  Upon request of Agent or any Lender, Borrower Representative shall furnish Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of Borrower Representative (and, if requested by Agent, any insurance broker of a Borrower) setting forth the nature and extent of all insurance maintained by each Borrower and its respective Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

7.07 Payment of Obligations.  Each Credit Party shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary;

(c) unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary, all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and

(d) the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

7.08 Compliance with Laws.  Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist, including those laws and regulations relating to bonded wine making operations, alcoholic beverage control, licensing, environmental, consumer credit, truth-in-lending, ERISA and labor matters.  Each Credit Party shall comply with all statutory procedures under California law necessary to exempt from the provisions of Section 3440 of the California Civil Code and bulk juice, must or wine owned by the Credit Party and stored at any winery not owned or leased by the Credit Party, unless otherwise disclosed to Agent.

7.09 Compliance with ERISA.  Each Credit Party shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Benefit Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10 Inspection of Property and Books and Records.

(a) Inspection of Books and Records.  Each Credit Party shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Credit Party and such Subsidiary.  Each Credit Party shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of Agent or any Lender to visit any of their respective properties to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants (provided each Credit Party shall have the right to participate in any discussions with such independent public accountants), which visits shall be at such reasonable times during normal business hours upon reasonable advance notice to the Credit Party; provided, that only one visit per year shall be at Borrower’s expense; provided, further, that when an Event of Default exists Agent or any Lender may do any of the foregoing at the expense of the Credit Party at any time during normal business hours and without advance notice.  Agent and each Lender has no duty to examine, audit or copy any Credit Party’s or any Subsidiary’s books and records and Agent and each Lender shall not incur any obligation or liability by reason of not making any such examination or inquiry.  If Agent or any Lender examines, audits or copies books and records, Agent or such Lender will be acting solely for the purposes of protecting its security and preserving its rights under this Agreement.  Neither any Credit Party nor any other party is entitled to rely on any examination or other inquiry by Agent or any Lender.  Agent and each Lender owes no duty of care to protect any Credit Party or any other party against, or to inform Borrowers or any other party of, any adverse condition that may be observed as affecting the Credit Party or any Subsidiary.  Agent and each Lender may in its discretion disclose to the Credit Party or, subject to Section 11.09, to any other party any findings made as a result of, or in connection with, any inspection of the Credit Party’s books and records.

(b) Inspection of Property.  Agent and each Lender and their respective agents and representatives will have the right to enter and visit any Property for the purposes of observing the Property or inspecting Collateral (and, if an Event of Default shall have occurred and be continuing and Agent or any Lender has reasonable grounds to believe that the Property is not in material compliance with Environmental Laws, taking and removing soil or groundwater samples, and conducting tests on any part of the Property) and at such reasonable times during normal business hours upon reasonable advance notice to the Credit Party; provided, that only one visit shall be at Borrower’s expense; provided, further,  when an Event of Default exists Agent may do any of the foregoing at the expense of the Credit Party at any time during normal business hours and without advance notice.  Agent is under no duty, however, to visit or observe the Property or to conduct tests, and any such acts by Agent will be solely for the purposes of protecting Agent’s security and preserving Agent’s rights under this Agreement.  No site visit, observation or testing by Agent will result in a waiver of any default of the Credit Party or impose any liability on Agent or any Lender.  In no event will any site visit, observation or testing by Agent be a representation that hazardous substances are or are not present in, on or under the Property, or that there has been or will be compliance with any law, regulation or ordinance pertaining to hazardous substances or any other applicable governmental law.  No Credit Party nor any other party is entitled to rely on any site visit, observation or testing by Agent.  Agent owes no duty of care to protect the Credit Parties or any party against, or to inform the Credit Party or any other party of, any hazardous substances or any other adverse condition affecting the Property.  Agent may in its discretion disclose to the Credit Party or, subject to Section 11.09, to any other party any report or finding made as a result of, or in connection with, any site visit or observation by Agent.  Each Credit Party understands and agrees that Agent makes no warranty or representation to the Credit Party or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed.  Each Credit Party also understands that depending on the results of any site visit, observation or testing by Agent disclosed to a Credit Party, the Credit Party may have the legal obligation to notify one or more environmental agencies of the results, and that such reporting requirements are site-specific and are to be evaluated by the Credit Party without advice or assistance from Agent or any Lender.  In each instance, Agent will give the Credit Party reasonable notice before entering the Property or any other place Agent is permitted to enter under this Section 7.10(b).  Agent will make reasonable efforts to avoid interfering with the Credit Party’s use of the Property.

7.11 Environmental Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent access to such Property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by Agent, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

7.12 Use of Proceeds.  Borrowers shall use the proceeds of the Revolving Loans and the Term Revolving Loans solely for working capital, capital expenditures, the payment of fees related to the transactions contemplated by this Agreement and the Transactions and other general corporate purposes, including Acquisitions, not in contravention of any Requirement of Law and not in violation of this Agreement.

7.13 Further Assurances.

(a) Promptly upon request by Agent or the Majority Lenders, each Credit Party shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, refile, register and reregister, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

7.14 Cash Management Systems.  Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Depository Account Control Agreements providing for springing cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Credit Party (other than (a) any payroll account so long as such payroll account is a zero balance account, (b) petty cash accounts, amounts on deposit in which do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate at any one time and (c) withholding tax and fiduciary accounts) as of and after the Closing Date.  With respect to accounts subject to “springing” Control Agreements, unless and until an Event of Default has occurred and is continuing, Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Agent.

7.15 Landlord Agreements.  If requested by Agent, each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any Mortgaged Property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

7.16  Environmental Matters.  Each Credit Party shall comply with, and maintain each Mortgaged Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws, including implementing any Remedial Action necessary to achieve such compliance.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party on any Mortgaged Property, then each Credit Party shall, promptly upon written receipt of request from Agent, cause the performance of, and allow Agent access to such Property for the purpose of conducting, such environmental audits and assessments and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by Agent, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

7.17 Condemnation.  The Credit Parties shall promptly give Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding  affecting any Mortgaged Property, shall deliver to Agent copies of any and all papers served in connection therewith.  Agent may participate in any such proceeding and the Credit Parties will deliver to Agent all instruments necessary or required by Agent to permit such participation.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Loan Commitment or Term Revolving Loan Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:

8.01 Limitation on Liens.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) With respect to any Mortgaged Property, any Lien or other encumbrance existing on the Closing Date and disclosed in the Title Insurance Policy issued with respect to such Mortgaged Property;

(b) any Lien existing on property of the Credit Party or any of its Subsidiaries on the Closing Date and set forth in Schedule 8.01 securing Indebtedness permitted by Section 8.05(e) outstanding on such date and any Permitted Refinancings of such Indebtedness;

(c) any Lien created under any Loan Document;

(d) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

(e) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(f) Liens, other than any Lien imposed by ERISA and other than on the Collateral, consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation ;

(g) Liens on the property of the Credit Party or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not, even if enforced, cause a Material Adverse Effect;

(h) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries do not exceed Five Hundred Thousand Dollars ($500,000);

(i) easements, rights-of-way, restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Credit Party and its Subsidiaries;

(j) Liens on assets of entities which become Subsidiaries of any Credit Party after the date of this Agreement, provided, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

(k) purchase money security interests on any equipment acquired or held by any Credit Party or its Subsidiaries in the ordinary course of business, securing Indebtedness permitted by this Agreement and incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of Indebtedness secured by any and all such purchase money security interests shall not, when aggregated together with the amount of all Capital Lease Obligations permitted under Section 8.10(d), at any time exceed Two Million Dollars ($2,000,000);

(l) Liens securing Capital Leases Obligations encumbering the assets subject to such leases, provided that such capital leases are otherwise permitted under Section 8.10(d);

(m) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(n) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease permitted by this Agreement;

(o) non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(p)  Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(q) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits; and

(r) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s) Liens securing Indebtedness permitted under Section 8.05(d) so long as the Liens do not extend to any property other than the insurance policy (including unearned premiums) financed by such Indebtedness; and

(t) Producers’ Liens.

8.02 Disposition of Assets.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business, or of any assets as permitted by Section 8.03.

(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c) dispositions listed on Schedule 8.02;

(d) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any fiscal year Five Million Dollars ($5,000,000); and

(e) (i) dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into other Cash Equivalents.

8.03 Consolidations and Mergers.  No Credit Party shall, and each Credit Party shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Subsidiary may merge or consolidate with any Borrower or any other Credit Party, provided that in any merger or consolidation involving a Borrower and a Subsidiary, such Borrower shall be the continuing or surviving entity, provided further that if any transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation; and

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to any Borrower, any Credit Party or a Wholly Owned Subsidiary.

8.04 Acquisitions; Loans and Investments.  No Credit Party shall purchase or acquire, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of any Credit Party (together, “Investments”), except for:

(a) Investments held by the Credit Party or any of its Subsidiaries in the form of Cash Equivalents maintained in a Depository Account that is subject to a Depository Account Control Agreement;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c) extensions of credit by any Borrower to any other Credit Party, provided, however, that, (i)  each Borrower shall accurately record all intercompany transactions on its books and records; and (ii) at the time any such intercompany loan or advance is made by any Borrower to any other Credit Party and after giving effect thereto, each such Borrower shall be Solvent;

(d) loans by the Credit Party to any of its employees to facilitate the relocation of any such employee to a facility or office operated by such Credit Party, provided, that (i) the aggregate principal amount of all such loans outstanding at any time shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), and (ii) the maturity date for each such loan shall be no more than one year from the date such loan is advanced;

(e) Investments in effect on the date of this Agreement and listed in Schedule 8.04;

(f) Special Permitted Acquisitions; and

(g) Investments in Joint Ventures so long as the aggregate amount invested by the Credit Parties after the Closing Date does not exceed Five Million Dollars ($5,000,000).

8.05 Limitation on Indebtedness.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) The Obligations;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c) Capital Leases permitted under Section 8.10(b);

(d) Indebtedness incurred solely for the purposes of financing premiums for insurance policies of the Credit Parties;

(e) Indebtedness existing on the Closing Date and set forth on Schedule 8.05;

(f) Unsecured intercompany Indebtedness permitted pursuant to Section 8.04(c);

(g) Permitted Corporate Credit Card Indebtedness; and

(h) other unsecured Indebtedness not otherwise permitted hereunder in an aggregate amount outstanding not to exceed Five Hundred Thousand Dollars ($500,000).

8.06 Transactions with Affiliates.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Credit Party, except upon fair and reasonable terms no less favorable to the Credit Party or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Credit Party or such Subsidiary.

8.07 Use of Proceeds.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

8.08 Contingent Obligations.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) Contingent Obligations of the Credit Party and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.08; and

(c) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business and (except for any Surety Instruments relating to alcohol regulation by Governmental Authorities) not exceeding at any time Five Hundred Thousand Dollars ($500,000) in the aggregate; and.

(d) Contingent Obligations owed to the Lenders under this Agreement.

8.09 Joint Ventures.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, enter into any Joint Venture except:

(a) a Joint Venture entered in connection with a Special Permitted Acquisition; and

(b) a Joint Venture entered in the ordinary course of business in furtherance of Borrowers’ primary business operations.

8.10 Lease Obligations.  No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

(a) leases of the Credit Parties and their Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

(b) leases by any Credit Party as a lessee of a vineyard;

(c) operating leases; and

(d) Capital Lease Obligations, in addition to those permitted under Section 8.10(a), entered into by the Credit Party or any of its Subsidiaries after the Closing Date, provided, the aggregate amount of all such Capital Lease Obligations, when aggregated with the amount of all purchase money security interests permitted under Section 8.01(k), shall not at any time exceed Two Million Dollars ($2,000,000).

8.11 Restricted Payments.  No Credit Party shall, or permit any Subsidiary to, declare or make any dividend, payment, or other distribution of assets, properties, cash, rights, obligations, or securities on account of any shares of any class of its capital stock or any membership interest or other equity investment or purchase, redeem, or otherwise acquire for value any shares of its capital stock or any membership or other equity interest or any warrants, rights or options to acquire such shares or membership or other equity interest, now or hereafter outstanding (each a “Restricted Payment”); provided, however, that:

(a) any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to such Borrower or any Wholly-Owned Subsidiary of such Borrower;

(b) subject to Section 8.11(d), CWG may redeem from officers, directors and employees Stock and Stock Equivalents provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii) after giving effect to such Restricted Payment, the Liquidity Amount is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000).

(c) subject to Section 8.11(d), CWG may make distributions to its shareholders provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii) after giving effect to such Restricted Payment, the Liquidity Amount is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000); and

(iii) after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Sections 8.15, 8.16 and 8.17, recomputed for the most recent fiscal quarter for which financial statements have been delivered.

(d) with respect to Restricted Payments paid under Sections 8.11(b) and (c), such payments shall not exceed (i) Twenty Five Million Dollars ($25,000,000) in the aggregate from the date of this Agreement until the Revolving Loan Termination Date and (ii) Five Million Dollars ($5,000,000) annually in the fiscal years ending December 31, 2013 and December 31, 2014 and Ten Million Dollars ($10,000,000) annually in each subsequent fiscal year.

8.12 Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

8.13 Change in Business.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by the Credit Party and its Subsidiaries on the Closing Date.

8.14 Accounting Changes.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Credit Party or of any of its Subsidiaries.

8.15 Consolidated Working Capital Ratio.  Commencing with the fiscal quarter ending March 31, 2013, the Credit Parties shall not permit the Consolidated Working Capital Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.00.

8.16 Leverage Ratio.  Commencing with the fiscal quarter ending March 31, 2013, the Credit Parties shall not permit the Leverage Ratio as of the last day of any fiscal quarter to be less than 5.60 to 1.00.

8.17 Consolidated Adjusted Funded Debt to Consolidated Adjusted Total Capitalization Ratio.  The Credit Parties shall not permit the ratio (expressed as a percentage) of Consolidated Adjusted Funded Debt to Consolidated Adjusted Total Capitalization to at any time exceed fifty percent (50%).

8.18 No Negative Pledges.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to Borrowers or any other Credit Party.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 8.01(k) or Section 8.01(l) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

8.19 Depository Account.  No Credit Party shall open or maintain any Depository Account unless such Depository Account is subject to a Depository Account Control Agreement in favor of Agent.  Agent agrees that, unless and Event of Default shall have occurred and be continuing, the Credit Parties may withdraw or otherwise use funds in their Depository Accounts and that Agent will not exercise its right to control funds such Depository Account except after the occurrence and during the continuance of an Event of Default.

8.20 OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 6.26 and Section 6.27.

8.21 Sale-Leasebacks.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

ARTICLE IX

EVENTS OF DEFAULT

9.01 Event of Default.  Any of the following shall constitute an “Event of Default”:

(a) Non-Payment.  Any Credit Party (i) fails to make payment on account of principal or interest on any Loan or any L/C Obligation or on account of any Swap Obligation as and when the same is due and payable or (ii) fails to make payment of any other amount owed to Agent or Lenders under any Loan Document within three (3) Business Days after the same becomes due and payable; or

(b) Representation or Warranty.  Any representation or warranty by any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Credit Party, any of its Subsidiaries, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Breach of Negative Covenants.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in Article VIII and, exclusively with respect to Sections 8.01, 8.05, 8.06, 8.08, 8.10, 8.19 or 8.21, if such failure is by its nature capable of being cured or remedied and such failure involves a dollar amount less than Five Hundred Thousand Dollars ($500,000), such failure shall not have been cured or remedied within ten (10) days after such failure occurs; or

(d) Breach of Affirmative Covenants.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in Article VII, and, if such failure is by its nature capable of being cured or remedied, such failure shall not have been cured or remedied within 30 days after such failure occurs; or

(e) Other Defaults.  Any Credit Party fails to perform or observe any term or covenant contained in this Agreement (other than those set forth in Article VII or Article VIII) or any other Loan Document and, if such failure is by its nature capable of being cured or remedied, such failure shall not have been cured or remedied within twenty (20) days after the earlier of (i) the date upon which a Borrower became aware of or reasonably should have become aware of such failure or (ii) the date upon which written notice thereof is given to the Credit Party by Agent or any Lender; or

(f) Cross-Default.  Any Credit Party or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Five Hundred Thousand Dollars ($500,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, except to the extent such non-payment is permitted under Section 7.07; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(g) Insolvency; Voluntary Proceedings.  Any Credit Party or any Subsidiary or member of a Credit Party (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(h) Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against a Credit Party or any Subsidiary or member of a Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of a Credit Party or any Subsidiary and any such proceeding or petition is not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process is not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) a Credit Party or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) a Credit Party or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(i) Monetary Judgments.  One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of One Hundred Thousand Dollars ($100,000) or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of ten (10) consecutive days after the entry thereof; or

(j) Non-Monetary Judgments.  Any non-monetary judgment, order or decree is entered against any Credit Party of any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Loss of Licenses.  Any Governmental Authority revokes or fails to renew any material license, permit or franchise of any Credit Party or any of its Subsidiaries, or any Credit Party or any of its Subsidiaries for any reason loses any material license, permit or franchise, or any Credit Party or any of its Subsidiaries suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

(l) Adverse Change.  There occurs a Material Adverse Effect; or

(m) Loan Documents.  (i) any material provision of any Loan Document or any of the Loan Documents in its entirety shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary party thereto or the Credit Party or any of its Subsidiaries shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(n) Intentionally Omitted.

9.02 Remedies.  If any Event of Default occurs, Agent may, or shall if directed by the Majority Lenders, during the continuation of such Event of Default:

(a) declare the Commitment of each Lender to make Loans and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon such Commitments and obligations shall be terminated;

(b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, that upon the occurrence of any event specified in Section 9.01(g) or (h) (in the case of clause (i) of Section 9.01(h) upon the expiration of the 60 day period mentioned therein), the obligation of each Lender to make Loans and any obligation of the Issuing Banks to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid (including any applicable Prepayment Premium) shall automatically become due and payable without further act of Agents, the Issuing Bank or any Lender.

9.03 Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

AGENT

10.01 Appointment and Authorization; “Agent”

(a) Each Lender hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Banks shall act on behalf of the Lenders with respect to any Letters of Credit Issued by them and the documents associated therewith until such time as Agent may agree at the request of the Majority Revolving Lenders to act for such Issuing Banks with respect thereto; provided, that the Issuing Banks shall have all of the benefits and immunities (i) provided to Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Banks in connection with Letters of Credit Issued by them or proposed to be Issued by them and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent,” as used in this Article X, included the Issuing Banks with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Banks.

10.02 Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03 Liability of Agent.  No Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Credit Party or any Subsidiary or Affiliate of a Credit Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Subsidiaries or Affiliates of any Credit Party.

10.04 Reliance by Agent.

(a) Agent and shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, email, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

10.05 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  Agent will notify the Lenders of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article IX; provided, that unless and until Agent has received any such request, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision.  Each Lender acknowledges that no Related Person has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Credit Party or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon any Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of any Related Person.

10.07 Indemnification of Related Persons.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), based on its Pro Rata Share, from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Credit Parties.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

10.08 Agents in Individual Capacity.  American AgCredit and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Credit Parties and their Subsidiaries and Affiliates as though American AgCredit were not Agent and an Issuing Bank and the Swingline Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, American AgCredit or its Affiliates may receive information regarding the Credit Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Credit Parties or such Subsidiary) and acknowledge that the Agent, the Issuing Banks and the Swingline Lender shall be under no obligation to provide such information to them.  With respect to its Loans, American AgCredit shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, the Issuing Bank, or the Swingline Lender.

10.09 Successor Agent.  Agent may, at its sole discretion, resign as Agent upon 30 days’ notice to the Lenders.  If Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and the Credit Parties, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, such resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  Lenders will provide Borrowers with written notice of Agent’s resignation and the appointment of a successor agent within 10 days of such occurrence.

10.10 Withholding Tax.

(a) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and on the date when it executes the Assignment and Acceptance and becomes a party to this Agreement in the case of each other Lender, and from time to time thereafter if requested in writing by the Credit Parties or Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide Agent and the Credit Parties with (i) an accurate, complete, and duly executed Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor or substitute form prescribed or permitted by the Internal Revenue Service, certifying that such Lender is entitled to claim the benefit of complete exemption from imposition of United States withholding tax under an income tax treaty to which the United States is a party in respect of payments made under this Agreement or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States and (ii) in the event that, by virtue of a change in law or regulations, such forms are no longer valid evidence of a Person’s exemption from withholding which is reasonably satisfactory to Borrower Representative, other appropriate evidence supporting such Person’s exemption from withholding as Borrower Representative may reasonably request.

(b) For any period with respect to which a Lender or an Assignee has failed to provide Borrower Representative with the appropriate form described in Section 10.10(a) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 10.10(a)), such Lender or Assignee shall not be entitled to indemnification under Section 4.01 with respect to Taxes imposed by the United States.

(c) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Credit Parties owing to such Lender, such Lender agrees to notify the Credit Parties and Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Credit Parties owing to such Lender.  To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(d) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Credit Parties owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  However, if the forms or other documentation required by Section 10.10(a) are not delivered to the Credit Parties and Agent, then the Credit Parties or Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Credit Parties or Agent, as the case may be, fully for all amounts paid, directly or indirectly, by the Credit Parties or Agent, as the case may be, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Credit Parties or Agent, as the case may be, under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Agent.

10.11 Collateral Matters.

(a) Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which any Credit Party or any of its Subsidiaries owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Credit Party or any of its Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Credit Party or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in Section 11.01(f).  Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11(b), provided that the absence of any such confirmation for whatever reason shall not affect Agent’s rights under this Section 10.11.

10.12 Swap Obligations.  In connection with performance of its duties under this Agreement, Agent shall be entitled to assume no amounts are due to any Swap Lender unless the Swap Lender has notified Agent in writing of the amount of any Swap Obligations owed to it.

10.13 Co-Agents.  None of the Lenders identified on the face page or signature pages of this Agreement as “Documentation Agent,” “Co-Lead Arrangers,” or “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Agent at the written request of the Majority Lenders) and Borrowers (or Borrower Representative, on behalf of Borrowers) and acknowledged by Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrowers (or Borrower Representative, on behalf of Borrowers) and acknowledged by Agent, do any of the following:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02);

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or, subject to clause (iii) in the proviso below, any fees or other amounts payable hereunder or under any other Loan Document, other than the waiver of Mandatory Prepayments pursuant to Section 2.09;

(d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e) amend this Section 11.01, or Section 2.15, or any provision herein providing for consent or other action by all Lenders; or

(f) discharge any guarantor of all or any portion of the Obligations, or release all or substantially all of the Collateral except as otherwise may be provided in the Collateral Documents;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Banks under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swap Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Swap Lender under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the respective parties thereto.

11.02 Notices.

(a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Credit Parties by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Credit Parties or Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Credit Parties and Agent.  In addition, Notices of Borrowing may be delivered via email if permitted by Agent and upon the Credit Parties’ compliance with any procedures thereto established by Agent.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered by overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or X to Agent shall not be effective until actually received by Agent, and notices pursuant to Article III to the Issuing Banks shall not be effective until actually received by the Issuing Banks at the address specified for the “Issuing Banks” on Schedule 11.02.

(c) Any agreement of Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Credit Parties.  Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Credit Parties to give such notice and Agent and the Lenders shall not have any liability to the Credit Parties or any other Person on account of any action taken or not taken by Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Credit Parties to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Agent and the Lenders of a confirmation which is at variance with the terms understood by Agent and the Lenders to be contained in the telephonic or facsimile notice.

11.03 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04 Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Majority Lenders, shall be at the expense of such Credit Party, and neither Agent nor any Lender shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all reasonable costs and expenses incurred by it or any Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) Agent for all reasonable costs and expenses incurred by it or any Related Person in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), in accordance with and subject to any limitations set forth in this Agreement, including in Section 7.10, (c) each of Agent, its Related Persons, and Issuing Bank for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation, including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

11.05 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each Issuing Bank and each of their respective Related Persons (each such Person being an “Indemnified Person”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnified Person in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnified Person or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnified Person, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 11.05 to any Indemnified Person with respect to any Indemnified Matter, and no Indemnified Person shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnified Person, and shall cause each other Credit Party to waive and not assert against any Indemnified Person, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities with respect to any Mortgaged Property, including any actual, alleged or prospective Environmental Claim, whether or not, with respect to any such Environmental Claim, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or the owner, lessee or operator of any Mortgaged Property through any foreclosure action, in each case, except to the extent such Environmental Claim or Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

(c) The obligations in this Section shall survive payment of all other Obligations.  At the election of any Indemnified Person, each Credit Party shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Credit Party.  All amounts owing under this Section shall be paid within 30 days after demand.

11.06 Marshalling; Payments Set Aside.  Neither Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Credit Parties or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Credit Parties make a payment to Agent or the Lenders, or Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its pro rata share of any amount so recovered from or repaid by Agent.

11.07 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Credit Party may assign or transfer any of its rights or obligations under this Agreement or any of the Loan Documents to which it is a party without the prior written consent of Agent and each Lender.

11.08 Assignments, Participations, Etc.

(a) Subject to the consents required under Section 11.08(b), each Lender reserves the right, at any time, to syndicate its Commitments, Loans, rights and obligations under this Agreement and the Loan Documents to one or more Eligible Assignees identified by it.  Upon request, Borrowers shall actively assist each such Lender in connection with any proposed syndication.

(b) Any Lender may, with the written consent of Agent, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender or to a bank loan fund managed by such Lender) (each an “Assignee”) (i) all of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Lender hereunder, or (ii) any ratable part thereof in a minimum amount of Five Million Dollars ($5,000,000); provided, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrowers and Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to Borrower Representative and Agent an Assignment and Acceptance in the form of Exhibit D (“Assignment and Acceptance”), and (C) the assignor Lender or Assignee has paid to Agent a processing fee in the amount of Two Thousand Five Hundred Dollars ($2,500) unless the Assignee is an existing Lender.

(c) From and after the date that Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance, payment of the above-referenced processing fee if required under Section 11.08(b), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the Loan Documents have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(d) Immediately upon the giving of Agent’s notice under Section 11.08(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial Lenders or other Persons not Affiliates of any Credit Party (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, and (iii) Borrowers, the Issuing Banks and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender rights and obligations under this Agreement and the other Loan Documents.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Lender hereunder.

(f) Notwithstanding any other provision in this Agreement, any Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

11.09 Confidentiality.  Agent and each Lender agrees to take and to cause its Affiliates to take confidential normal and reasonable precautions and exercise due care to maintain the confidentiality of all confidential information provided to it by the Credit Party or any of its Subsidiaries, or by Agent on the Credit Party’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, (and shall require that all participants agree to do so as well) and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Credit Party or any of its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, its Affiliates or its Participants, or (ii) was or becomes available on a  non-confidential basis from a source other than the Credit Party, provided that such source is not bound by a confidentiality agreement with the Credit Party known to the Lender; provided, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process (provided such Lender shall provide the Credit Parties with prompt written notice of any such request unless a Credit Party has been served or otherwise already received notice of such subpoena or court process or unless delivery of such notice is not permitted by any applicable Requirement of Law); (C) when required to do so in accordance with the provisions of any applicable Requirement of Law (provided such Lender shall provide the Credit Parties with prompt written notice of any determination of such a requirement unless a Credit Party has been served or otherwise already received notice thereof or unless delivery of such notice is not permitted by any applicable Requirement of Law); (D) to the extent reasonably required in connection with any litigation or proceeding to which Agent, any Lender or their respective Affiliates may be party (provided such Lender shall provide the Credit Parties with prompt written notice of any such request or determination unless delivery of such notice is not permitted by any applicable Requirement of Law); (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Credit Party or any of its Subsidiaries is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates.  Notwithstanding anything herein to the contrary, Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

11.10 Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Borrower hereby authorizes each Lender, at any time and from time to time, without prior notice to Borrowers, any such notice being waived by Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify Borrower Representative and Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11 Actions in Concert.  Notwithstanding any provision in this Agreement to the contrary, no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent.

11.12 Automatic Debits of Fees.  With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Banks, or the Swingline Lender under the Loan Documents, each Borrower hereby irrevocably authorizes Agent to debit any deposit account of Borrowers with Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense.  With respect to any interest or principal due and payable to the Agent, the Issuing Banks, or the Swingline Lender, Agent may, with the consent of Borrower Representative prior to the occurrence of an Event of Default, debit any such deposit account in an amount equal to such interest or principal.  If there are insufficient funds in such deposit accounts to cover the amount of the fee, cost or expense, interest or principal then due, such debits will be reversed (in whole or in part, in Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 11.12 shall be deemed a set-off.

11.13 Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent may reasonably request.

11.14 Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.15 No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, Agent and their respective Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16 Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE CREDIT PARTIES, AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE CREDIT PARTIES, AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THE CREDIT PARTIES, AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

11.17 Waiver of Jury Trial; Judicial Reference.

(a) THE CREDIT PARTIES, THE LENDERS AND AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE CREDIT PARTIES, THE LENDERS AND AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) Each of the parties hereto prefer that any dispute between them be resolved in litigation subject to the jury trial waiver set forth in Section 11.17(a) herein, but the California Supreme Court in Grafton Partners L.P. v. Superior Court has held such pre-dispute jury trial waivers are unenforceable under California law.  Each of the parties hereto agree that the provisions of Section 11.17(b)-(i) shall be applicable until such pre-dispute jury trial waivers are deemed enforceable under California law or unless any dispute between them is brought before a court that is not applying California law.

(c) Other than (i) non-judicial foreclosure of security interests in real or personal property,  (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) arising out of or relating to this Agreement or any other Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under this Agreement (the “Court”).

(d) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(e) The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.

(g) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including motions for summary judgment or summary adjudication.  The referee shall issue a decision pursuant to CCP §644 and the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The final judgment or order entered by the Court is fully appealable as provided by law.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

11.18 USA Patriot Act Notice.  Each Lender and Agent (each for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Act.

11.19 Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Credit Parties, the Lenders and Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.20 Counterparts; Facsimile Signatures.  This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement or any of the other Loan Documents to produce or account for more than one such counterpart.  Executed signature pages of the Agreement and the other Loan Documents may be delivered to the parties by facsimile, and the parties may rely on any such facsimile signature page for all purposes; provided, that any party delivering a facsimile signature page shall promptly deliver one or more original signature pages containing such party’s signature.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Borrowers:

CRIMSON WINE GROUP, LTD., a Delaware corporation

By:           _____________________________

Name:      _____________________________

Title:        _____________________________

PINE RIDGE WINERY, LLC

CHAMISAL VINEYARDS, LLC

DOUBLE CANYON VINEYARDS, LLC,

each, a Delaware limited liability company

By:           _____________________________

Name:      _____________________________

Title:        _____________________________

Borrower Representative:

CRIMSON WINE GROUP, LTD., a Delaware corporation

By:           _____________________________

Name:      _____________________________

Title:        _____________________________

[Signature Page to Credit Agreement]

SF:351321.6

Agent and Lenders:

AMERICAN AGCREDIT, FLCA, as Agent, Issuing Bank, Swingline Lender and as a Lender By: _____________________________ Name: _____________________________ Title: _____________________________

[Signature Page to Credit Agreement]

SF:351321.6

SCHEDULE 2.01(a)

to the Credit Agreement

REVOLVING LOAN COMMITMENTS

AND PRO RATA SHARES

Lender	Revolving Loan Commitment	Pro Rata Share
American AgCredit, FLCA	$10,000,000	100%

Total	$10,000,000	100%

Schedule 2.01(a) -

SF:351321.6

SCHEDULE 2.01(c)

to the Credit Agreement

TERM REVOLVING LOAN COMMITMENTS

AND PRO RATA SHARES

Lender	Term Revolving Loan Commitment	Pro Rata Share
American AgCredit, FLCA	$50,000,000	100%

Total	$50,000,000	100%

Schedule 2.01(a) -

SF:351321.6

SCHEDULE 6.01(c)

to the Credit Agreement

(Qualification)

CWG’s status with the California Franchise Tax Board and the California Secretary of State is forfeited as of the Closing Date.  The California Franchise Tax Board has indicated that CWG must take the following steps to revive its status with the California Franchise Tax Board and the California Secretary of State: (1) file its 2012 tax return, (2) pay all delinquent taxes, penalties, fees and interest, and (3) file an application for certificate of revivor (Form 3557 BC).  On or prior to the Closing Date, CWG has (1) filed its 2012 tax return, (2) paid all taxes, penalties, fees and interest, and (3) filed an application for certificate of reviver.  CWG’s status with the California Franchise Tax Board and the California Secretary of State will be revived upon the receipt of a certificate of revivor from the California Franchise Tax Board (which the California Franchise Tax Board will provide to the California Secretary of State).

Schedule 6.01(c) -

SF:351321.6

SCHEDULE 6.05

to the Credit Agreement

(Litigation)

None.

Schedule 6.05 - 1

SF:351321.6

SCHEDULE 6.07

to the Credit Agreement

(ERISA Compliance)

Provider	Plan Type	Borrower
Anthem Blue Cross	Medical, Dental & Vision	Pine Ridge Winery, LLC.
Kaiser	Medical	Pine Ridge Winery, LLC.
The Standard	Life Insurance & EAP	Pine Ridge Winery, LLC.
Discovery Benefits	FSA & COBRA	Pine Ridge Winery, LLC.
DRS	401k	Crimson Wine Group, Ltd.

Schedule 6.07 - 1

SF:351321.6

SCHEDULE 6.09

to the Credit Agreement

(Closing Date Mortgaged Properties)

Property	County	APN
Carneros - V31 - Buhman	Napa	047-030-019-000
Oakville - V25 - Dos Olivos	Napa	031-050-035-000
Rutherford - V40 – Rutherford Ridge	Napa	027-440-020-000 027-440-025-000
Stag's Leap - V27 – Pine Ridge (Lovell/Langstroth)	Napa	039-040-034-000
Alexander Valley - V10 – Home Ranch (A)	Sonoma	118-090-011-000 118-090-012-000 118-090-013-000 118-070-014-000
Alexander Valley - V11 – Home Ranch (B)	Sonoma	118-080-009-000 118-080-014-000 118-080-019-000
Alexander Valley - V13 – River Road	Sonoma	116-250-001-000 116-250-002-000
Alexander Valley - V14 – Ellis (Lone Oak)	Sonoma	141-190-047-000
Russian River - V12 – Keyhole Ranch	Sonoma	110-080-018-000 110-080-022-000

Schedule 6.09 - 1

SF:351321.6

SCHEDULE 6.17

to the Credit Agreement

(Subsidiaries)

1.	The following are subsidiaries of Crimson Wine Group, Ltd.: Pine Ridge Winery, LLC, Chamisal Vineyards, LLC and Double Canyon Vineyards, LLC.

2.	Seghesio Wineries, IC-DISC, Incorporated, a Delaware corporation, is a subsidiary of Pine Ridge Winery, LLC.

Schedule 6.17 - 1

SF:351321.6

SCHEDULE 6.18

to the Credit Agreement

(Insurance)

Issuer	Coverage	Deductible
Great American
Commercial Package Policy
• Blanket Building including Wine Caves
• Blanket Business Personal Property
• Blanket Business Income/Extra Expense
• Equipment Breakdown
• Blanket Mobile Agriculture Equipment

$10,000 $10,000 N/A $10,000 N/A
Underwriters at Lloyds	Wine Stock Throughput	$10,000/1,000/ 100,000
Great American	Commercial General Liability
Great American	Commercial Automobile Policy	$1,000
Great American	Umbrella Liability
Great American	Excess Liability
Continental Casualty Company	Crime Coverage	$25,000/1,000
U.S. Specialty Insurance Company	Special Crime Coverage
ACE Westchester Fire Insurance Company	Fiduciary Liability
Carolina Casualty Insurance Company (Monitor Liability)	Employment Practices Liability Insurance	$15,000 (retentions)
Federal Insurance Company	ForeFront Portfolio 3.0	$25,000/5,000 (retentions)
ACE Westchester Fire Insurance Company	Directors and Officers Liability	$500,000/ 250,000 (retentions)
Allied World Assurance Company (U.S.), Inc.	Lead Side A Directors and Officers Liability Side A DIC Coverage	$500,000 (retentions)
The Hartford	Workers’ Compensation

Schedule 6.18 - 1

SF:351321.6

SCHEDULE 6.22

to the Credit Agreement

(Depository Accounts)

Account	Bank	Account #

Crimson Operating Account	Wells Fargo	4124218330
Pine Ridge Payroll Account	Wells Fargo	4122176779
Chamisal Vineyards Account	Wells Fargo	4122176787
Double Canyon Account	Wells Fargo	4122176795
Short Term Investment Account	Wells Fargo	29576006

Schedule 6.22 - 1

SF:351321.6

SCHEDULE 8.01

to the Credit Agreement

(Permitted Liens)

None.

Schedule 8.01 - 1

SF:351321.6

SCHEDULE 8.02

to the Credit Agreement

(Permitted Dispositions)

Sale of real property that is owned by Double Canyon Vineyards, LLC, and located in the state of Washington.

Schedule 8.02 - 1

SF:351321.6

SCHEDULE 8.04

to the Credit Agreement

(Investments)

None.

Schedule 8.04 - 1

SF:351321.6

SCHEDULE 8.05

to the Credit Agreement

(Existing Indebtedness)

None.

Schedule 8.05 - 1

SF:351321.6

SCHEDULE 8.08

to the Credit Agreement

(Contingent Obligations)

None.

Schedule 8.08 - 1

SF:351321.6

SCHEDULE 11.02

LENDING OFFICES,

ADDRESSES FOR NOTICES

CRIMSON WINE GROUP, LTD.

Crimson Wine Group, Ltd.
5901 Silverado Trail
Napa, California 94558

Attention:                      Pat DeLong, Chief Financial Officer
Telephone:                    (707) 257-4738
Facsimile:                      (707) 254-4780

AMERICAN AGCREDIT, FLCA,
as Agent, Issuing Bank, Swingline Lender and as a Lender

Address for Borrowing Notices, Notices of Conversion/Continuation:

American AgCredit, FLCA
P.O. Box 1120
Santa Rosa, California  95402
Attention:                      Katrina Babson
Telephone:                    (707) 545-1200
Facsimile:                      (707) 521-3575

Address for all other notices:

American AgCredit, FLCA
200 Concourse Boulevard
Santa Rosa, California  95402
Attention:                      Ed Adams
Telephone:                    (707) 545-1200
Facsimile:                      (707) 544-1106

American AgCredit, FLCA
5560 S. Broadway
Eureka, California  95503
Attention:                      Brandee Burt
Telephone:                    (707) 445-8871
Facsimile:                      (707) 442-1268

Schedule 11.02 - 1

SF:351321.6

Agent’s Payment Office:

US Agbank, FCB
Wichita, Kansas
ABA No. 101104562
Account No. 11575000
Account Name:  American AgCredit
Attention: Katrina Babson
Reference: Crimson Wine Group, Ltd.

Schedule 11.02 - 2

SF:351321.6

EXHIBIT A

FORM OF NOTICE OF BORROWING

Date:  ______________

To:           American AgCredit, FLCA, as Agent

Re:
Credit Agreement, dated as of March 22, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Crimson Wine Group, Ltd. and the other Persons signatory thereto as “Borrowers”, the several financial institutions from time to time party thereto as “Lenders”, and American AgCredit, FLCA, as Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above.  Initially-capitalized terms used without definition herein shall have the meanings specified in the Credit Agreement.

The undersigned, Crimson Wine Group, Ltd., a Delaware corporation, in its capacity as Borrower Representative under the Credit Agreement, hereby gives you notice irrevocably, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1.           The Business Day of the proposed Borrowing is _______________.

2.           The Borrowing is in respect of [$_______ of Revolving Loans] [$_______ of Term Revolving Loans] [$______ of Swingline Loans].

3.           The aggregate amount of the proposed Borrowing is $_____________________.

4.           The Borrowing is to be comprised of $___________ of [Base Rate Loans][LIBOR Loans][Swingline Loans].

[5.           The duration of the Interest Period for the [LIBOR Loans][Swingline Loans] included in the Borrowing shall be _____ [one] [two] [three] [six] months [__  Business Days].]

[6.           The undersigned hereby directs that funds in the aggregate amount of the proposed Borrowing be transferred to _________________ pursuant to the following wiring instructions:]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Credit Parties contained in each Loan Document are true and correct in all material respects as though made on and as of such date, except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such date;

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing;

(c) there has occurred since [the date of last financial statements delivered to Agent,] no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(d) after giving effect to the proposed Borrowing, [the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations shall not exceed the Aggregate Revolving Loan Commitment/ the Effective Amount of all Term Revolving Loans shall not exceed the Aggregate Term Revolving Loan Commitment].

Company:

CRIMSON WINE GROUP,  LTD, A DELAWARE CORPORATION

By:           _____________________________

Name:      _____________________________

Title:        _____________________________

A-1

SF:351321.6

EXHIBIT B

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date:  ______________

To:           American AgCredit, FLCA, as Agent

Re:
Credit Agreement, dated as of March 22, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Crimson Wine Group, Ltd. and the other Persons signatory thereto as “Borrowers”, the several financial institutions from time to time party thereto as “Lenders”, and American AgCredit, FLCA, as Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above.  Initially-capitalized terms used without definition herein shall have the meanings specified in the Credit Agreement.

The undersigned, Crimson Wine Group, Ltd., a Delaware corporation, in its capacity as Borrower Representative under the Credit Agreement, hereby gives you notice irrevocably, pursuant to Section 2.06 of the Credit Agreement, of the [conversion] [continuation] of Loans specified below:

1.           The Conversion/Continuation Date is ______________.

2.           The aggregate amount of the [Revolving/Term Revolving] Loans to be [converted] [continued] is $_______________.

3.           The Loans are to be [converted into] [continued as] [LIBOR Loans] [Base Rate Loans].

[4.           The duration of the Interest Period for the LIBOR Loans included in the [conversion] [continuation] shall be [[one] [two] [three] [six] months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Credit Parties contained in the Loan Documents are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date;

(b) no Default or Event of Default exists or shall result from such proposed [conversion] [continuation];

(c) there has occurred since [the date of last financial statements delivered to Agent,] no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(d) after giving effect to the proposed [conversion][continuation], [the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations shall not exceed the Aggregate Revolving Loan Commitment/ the Effective Amount of all Term Revolving Loans shall not exceed the Aggregate Term Revolving Loan Commitment.

Company:

CRIMSON WINE GROUP, LTD, A DELAWARE CORPORATION

By:           _____________________________

Name:      _____________________________

Title:        _____________________________

B-1

SF:351321.6

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

C-1

SF:351321.6

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of _____________ is made between __________________ (the “Assignor”) and ________________ (the “Assignee”).

RECITALS

WHEREAS, the Assignor is party to that certain Credit Agreement dated as of March 22, 2013 (as amended, restated, modified, supplemented or renewed from time to time, the “Credit Agreement”), among Crimson Wine Group, Ltd., a Delaware corporation, Pine Ridge Winery, LLC, Chamisal Vineyards, LLC and Double Canyon Vineyards, LLC, each, a Delaware limited liability company (the foregoing, collectively “Borrowers” and each, a “Borrower”), , the several persons from time to time party thereto as lenders (including the Assignor, the “Lenders”), and American AgCredit, FLCA, as agent for the Lenders (the “Agent”).  Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Revolving Loans to Borrowers in an aggregate amount not to exceed Assignor’s Pro Rata Share of the Aggregate Revolving Loan Commitment;

WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Term Revolving Loans to Borrowers in an aggregate amount not to exceed Assignor’s Pro Rata Share of the Aggregate Term Revolving Loan Commitment;

WHEREAS, [the Assignor has made Revolving Loans in the aggregate principal amount of $__________ to Borrowers consisting of $___________ principal amount of Revolving Loans] [no Revolving Loans are outstanding under the Credit Agreement];

WHEREAS, [the Assignor has made Term Revolving Loans in the aggregate principal amount of $__________ to Borrowers consisting of $___________ principal amount of Term Revolving Loans] [no Loans are outstanding under the Credit Agreement]; and

WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of (i) its Revolving Loan Commitment, [together with a corresponding portion of each of its outstanding Revolving Loans], in an amount equal to ___% of the Assignor’s Commitment [and Loans], and (ii) Term Revolving Loan Commitment, [together with a corresponding portion of each of its outstanding Term Revolving Loans], in an amount equal to ___% of the Assignor’s Commitment [and Loans] [AFTER CONVERSION: __% of Assignor’s Term Revolving Loans Outstanding], each on the terms and subject to the conditions set forth herein, and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.           Assignment and Acceptance.

(a)           Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) ___% (the “Assignee’s Percentage Share”) of (A) the Assignor’s Revolving Loan Commitment [and Loans], (B) the Assignor’s Term Revolving Loan Commitment [and Loans] [AFTER CONVERSION Assignor’s Term Revolving Loans Outstanding, and (C) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

(b)           With effect on and after the Assignment Closing Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a [Pro Rata Share of the Revolving] Commitment in the aggregate amount set forth in Section 1(c) below.  The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Revolving Loan Commitment of the Assignor shall, as of the Assignment Closing Date, be reduced by an amount equal to the portion thereof assigned to the Assignee hereunder, and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, that the Assignor shall not relinquish its rights under Article IV or Sections 11.04 and 11.05 of the Credit Agreement to the extent such rights relate to the time prior to the Assignment Closing Date.

(c)           After giving effect to the assignment and assumption set forth herein, on the Assignment Closing Date:  (i) the Assignee’s Revolving Loan Commitment will be $__________; (ii) the Assignee’s aggregate outstanding Revolving Loans will be $__________; [(iii) the Assignee’s Term Revolving Loan Commitment will be $__________; and (iv) the Assignee’s aggregate outstanding Term Revolving Loans will be $__________;] // [FOLLOWING CONVERSION and (iii) the Assignee’s portion of the Term Revolving Loan will be $_________.

(d)           After giving effect to the assignment and assumption set forth herein, on the Assignment Closing Date:  (i) the Assignor’s Revolving Loan Commitment will be $__________; (ii) the Assignor’s aggregate outstanding Revolving Loans will be $_________; [(iii) the Assignor’s Term Revolving Loan Commitment will be $__________; and (iv) the Assignor’s aggregate outstanding Term Revolving Loans will be $_________; ] // [FOLLOWING CONVERSION and (iii) the Assignor’s portion of the Term Revolving Loan will be $_______].

2.           Payments.

(a)           As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Assignment Closing Date in immediately available funds an amount equal to $__________, representing the Assignee’s Percentage Share of the principal amount of all Loans previously made by the Assignor to Borrowers under the Credit Agreement and outstanding on the Assignment Closing Date.

(b)           The [Assignor] [Assignee] further agrees to pay to Agent a processing fee in the amount specified in Section 11.08 of the Credit Agreement.

3.           Reallocation of Payments.  Any interest, fees and other payments accrued to the Assignment Closing Date with respect to the Assignor’s Commitment [and Loans] shall be for the account of the Assignor.  Any interest, fees and other payments accrued on and after the Assignment Closing Date with respect to the portion of such Revolving Loan Commitment [and Loans] assigned to the Assignee shall be for the account of the Assignee.  Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.           Independent Credit Decision.  The Assignee: (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 6.11 or Section 7.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

5.           Assignment Closing Date; Notices.

(a)           As between the Assignor and the Assignee, the closing date for this Assignment and Acceptance shall be ______________ (the “Assignment Closing Date”); provided, that the following conditions precedent have been satisfied on or before the Assignment Closing Date:

(i)           this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

(ii)           any consent required under Section 11.08 of the Credit Agreement for the effectiveness of the assignment hereunder by the Assignor to the Assignee shall have been duly obtained and shall be in full force and effect as of the Assignment Closing Date;

(iii)           the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

(iv)           the processing fee referred to in Section 2(b) hereof and in Section 11.08 of the Credit Agreement shall have been paid to Agent; and

(v)           the Assignor and Assignee shall have complied with the other requirements of Section 11.08 of the Credit Agreement and with the requirements of Sections 10.10 and 11.10 of the Credit Agreement (in each case to the extent applicable).

(b)           Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Credit Parties and Agent for acknowledgement by Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

6.           Agent.  The Assignee hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the Lenders pursuant to the terms of the Credit Agreement.  [The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.] [INCLUDE BRACKETED LANGUAGE ONLY IF ASSIGNOR IS AGENT]

7.           Withholding Tax.  The Assignee (a) represents and warrants to the Assignor, Agent and the Credit Parties that under applicable law and treaties that no tax will be required to be withheld by Agent with respect to any payments to be made to the Assignee hereunder or under the Loan Documents, and (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and the Credit Parties prior to the time that Agent or Credit Parties is required to make any payment of interest or fees under the Credit Agreement, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, as and when required under the Credit Agreement.

8.           Representations and Warranties.

(a)           The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than those referred to in Section 5(a)(ii) hereof and any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)           The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto.  The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Credit Parties, or the performance or observance by the Credit Parties of any of their respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

(c)           The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than those referred to in Section 5(a)(ii) hereof and any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Assignee.

9.           Further Assurances.  The Assignor and the Assignee each hereby agrees to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Credit Parties or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.           Miscellaneous.

(a)           Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto and consented to by the Agent.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

(b)           All payments made hereunder shall be made without any set-off or counterclaim.

(c)           The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)           This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA.  THE ASSIGNOR AND THE ASSIGNEE EACH IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CALIFORNIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ACCEPTANCE AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE OR FEDERAL COURT.  EACH PARTY TO THIS ASSIGNMENT AND ACCEPTANCE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS ASSIGNMENT AND ACCEPTANCE OR ANY DOCUMENT RELATED HERETO, AND PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

(f)           THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, AND ANY RELATED DOCUMENTS AND AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE PARTIES ALSO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.

[Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

SF:351321.6

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:      __________________

Title:   __________________

[ASSIGNEE]

By:     ___________________

Title:  ___________________

SF:351321.6

SCHEDULE 1

to the Assignment and Acceptance Agreement

NOTICE OF ASSIGNMENT AND ACCEPTANCE

Date: ___________________

To:	American AgCredit, FLCA, as Agent; Crimson Wine Group, Ltd, a Delaware corporation

Ladies and Gentlemen:

We refer to the Credit Agreement dated as of March 22, 2013 (as amended, restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) among Crimson Wine Group, Ltd., a Delaware corporation, Pine Ridge Winery, LLC, Chamisal Vineyards, LLC and Double Canyon Vineyards, LLC, each, a Delaware limited liability company (the foregoing, collectively “Borrowers” and each, a “Borrower”), , the Lenders referred to therein, and American AgCredit, FLCA, as Agent for the Lenders (the “Agent”).  Terms defined in the Credit Agreement are used herein as therein defined.

1.           We hereby give you notice of, and request the written consent of Agent to, the assignment by ________________________ (the “Assignor”) to ____________________ (the “Assignee”) of ____% of the right, title and interest of the Assignor in and to the Credit Agreement (including (i) ____% of the right, title and interest of the Assignor’s Revolving Loan Commitment [and all outstanding Revolving Loans made by the Assignor], and [(ii) ____% of the right, title and interest of the Assignor’s Term Revolving Loan Commitment [and all outstanding Term Revolving Loans made by the Assignor]] // [FOLLOWING CONVERSION and (ii) ___% of Assignor’s Term Revolving Loans Outstanding) pursuant to that certain Assignment and Acceptance Agreement, dated as of ___________ (the “Assignment and Acceptance”) between Assignor and Assignee, a copy of which Assignment and Acceptance is attached hereto.

2.           The Assignee agrees that, upon receiving the written consent of Agent to such assignment (if applicable) and from and after the Assignment Closing Date (as such term is defined in Section 5 of the Assignment and Acceptance), the Assignee shall be bound by the terms of the Credit Agreement, with respect to the interest in the Credit Agreement assigned to it as specified above, as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the Credit Agreement.

3.           The following administrative details apply to the Assignee:

(A)           Lending Office(s):

Assignee name:  ______________

Address:             _______________

Schedule 1-1

Attention:           ____________

Telephone:         (                            )

Facsimile:            (                            )

Assignee name: ___________

Address:             ____________

                             ____________

Attention:           ____________

Telephone:         (                          )

Facsimile:            (                          )

(B)           Notice Address:

Assignee name: ___________

Address:             ___________

                     ___________

Attention:           ___________

Telephone:         (                       )

Facsimile:            (                      )

(C)	Payment Instructions:

Account No.:     ___________

At:                       ___________

                             ___________

                             ___________

Reference:           ___________

Attention:           (                        )

4.           You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

5.           This Notice of Assignment and Acceptance may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same notice and agreement.

Schedule 1-2

SF:351321.6

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

Adjusted Pro Rata Share of
the Aggregate Revolving Loan Commitment:
$_______________
Adjusted Pro Rata Share of Revolving Loans:
$_______________
Adjusted Pro Rata Share of
the Aggregate Term Revolving Loan Commitment:
Adjusted Pro Rata Share of Term Revolving Loans: $_______________
Adjusted Pro Rata Share:
_______________%
[ASSIGNOR] By: __________________ Title: __________________
Pro Rata Share of
the Aggregate Revolving Loan Commitment:
$_______________
Pro Rata Share of Revolving Loans:
$_______________
Pro Rata Share of
the Aggregate Term Revolving Loan Commitment:
$_______________
Pro Rata Share of Term Revolving Loans:
$_______________
Pro Rata Share:
_______________%
[ASSIGNEE] By: ___________________ Title: ___________________
CONSENTED TO this ____ day of ________________, ___:
By: Title:
ACKNOWLEDGED AND CONSENTED TO this _____ day of _______________, _____:
AMERICAN AGCREDIT, FLCA, as Agent By: Title:

Schedule 1-3

SF:351321.6